UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10/A

(Amendment No. 2)

GENERAL FORM FOR THE REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) or 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

SLEEPAID HOLDING CO.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-55446	47-3785730
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Rm 10 1/F Wellborne Commercial Centre

8 Java Road

North Point, Hong Kong

(Address of Principal Executive Office) (Zip Code)

Registrant's telephone number, including area code: (852) 28062312

Securities to be registered under 12(b) of the Act:

None

Securities to be registered under 12(g) of the Act:

Common Stock, par value $0.001 per share

(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

SLEEPAID HOLDING CO.

FORM 10

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Form 10 contains certain forward-looking statements with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities for existing products, plans and objectives of management. Statements in this Form 10 that are not historical facts are hereby identified as “forward-looking statements.”

ITEM 1. BUSINESS

Organization

SLEEPAID HOLDING CO., a Nevada corporation (“Sleepaid” or the “Company”), was incorporated on December 17, 2014. On April 15, 2015, we entered into an exchange agreement (the “Exchange”) with the shareholders of Yugosu Investments Limited (“YIL”), a company incorporated under the laws of Hong Kong. As a result of that exchange, the Company issued shares of its common stock in exchange for all the issued and outstanding shares of YIL. YIL is a wholly owned subsidiary of the Company as a result of the Exchange. As part of the Exchange, the Company issued a total of 9,770,000 shares of its common stock, in restricted form, to YIL’s sole shareholder, AMAX Deluxe Limited (“AMAX”), a British Virgin Islands company (“BVI”).

EMERGING GROWTH COMPANY STATUS

As part of the Jumpstart Our Business Startups Act of 2012 (“JOBS ACT”), companies with less than one billion dollars in gross revenue can qualify as an “emerging growth company.” We will qualify as an emerging growth company as defined in the JOBS Act, and, as such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, (i) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, (ii) reduced disclosure obligations regarding executive compensation in our periodic and annual reports, (iii) not being required to comply with certain new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, and (iv) not being required to obtain stockholder approval of any golden parachute payments not previously approved. We intend to take advantage of the reduced disclosure obligations.

Additionally, we will qualify as a “Smaller Reporting Company” and also have the advantage of not being required to provide the same level of disclosure as larger companies. Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the Jobs Act that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

We could remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed one billion dollars, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our common units that are held by non-affiliates exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter, and (iii) the date on which we have issued more than $1.0 billion in non-convertible debt during the preceding three-year period. At this time we expect to remain both a “Smaller Reporting Company” and “Emerging Growth Company” for the foreseeable future.

Business

The Company is principally engaged in, together with its subsidiaries, the design and distribution of soft bedding products in the People’s Republic of China (“PRC”). The Company’s business in China is conducted by Yuewin Trading Limited (“Yuewin”), its wholly owned subsidiary located in Guangzhou.

Currently, we are selling the Sleep Aid, BEMCO and Whinny products to end customers through our self-managed and franchised retail stores in Guangdong and Guangxi Province in the southern part of China. Currently, we have a total of 37 stores. We manage 28 of these stores directly. The remaining 9 stores are owned by franchisees. These stores, whether self-managed or franchised, are approximately 40 sq. m. to 100 sq. m. in size and have similar buildout and décor. For self-managed stores, the Company prefers to cooperate with the large shopping malls that have strong management and proven customers flow. We are provided with counter space in the stores which we are responsible for decorating and staffing. When we sell our products, the customer pays the store. The store receives a commission for the sale and remits the balance to the Company, typically within 60 to 90 days after the sale. In 2014, we received approximately one-third of our gross sales from one store and approximately 10% from another store.

For franchised stores, the Company has a franchise agreement with the franchisee in which the franchisee agrees to sell only our products which they purchase directly from us and to follow the Company’s instructions concerning the layout and décor of the franchised location. We do not currently charge the franchisees a franchise fee but we do require the franchisees to provide proof of their financial credit worthiness and ability to adequately capitalize, open and operate a retail store. The Company relies on the revenue generated from the sales of our products to the franchisees at the wholesale level rather than charging a franchise fee. When evaluating the appropriateness of a candidate to be a franchisee, the Company considers the following factors:

1. The candidate needs to have sufficient funds and capital for opening a new store. According to our estimates, the cost for a new store is approximately $30,000.

2. The candidate needs to have relevant experience in operating a business. Experience in the same industry of the Company is preferred.

3. The candidate has to understand, accept, and execute the Company’s marketing strategies plan.

The Company, in conjunction with the franchisee, considers the targeted customer groups, customer flow, and appropriateness of the location before deciding where the franchised store may be opened. Our new franchisees must pay for their orders in full before we ship the products to them. After a franchise has been with the Company for more than a year, we may allow them 30 days’ after delivery to pay for the products they ordered.

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Sleep Aid and BEMCO products include different lines of mattresses, soft mats, silk blankets and pillows; while those for Whinny include various home textile items like bed sheets, quilts, pillow cases, blanket covers and outer covers for mattresses. The Sleep Aid and BEMCO products are also sold to customers in the other provinces of China through an exclusive wholesale agent. We are responsible for the product development of Sleep Aid and BEMCO products, but production is outsourced to a few third party manufacturers. For Whinny, we purchase the products for Royalcover, which owns the Whinny brand.  In 2014, we had one supplier who provides us with approximately one-quarter of our products while we have two other suppliers each providing us with approximately 15% of our products. Our suppliers agree to deliver the ordered products within 30 days of our placing the order and must deliver products conforming to industry standards. Typically, our suppliers allow us 60 to 90 days to pay for the products ordered.

Sleep Aid is the self-developed brand of YIL which possesses proprietary rights. The PRC National Industry and Commerce Bureau has granted Yuewin four patents numbered 7518777, 7518742, 7518835 and 8243171 covering various kinds of mattresses, pillows, blankets, quilts, hospital and massage beds under the Sleep Aid brand name. All these products are designed and developed by Yuewin’s in-house product development team in collaboration with third-party manufacturers, who manufacture the actual products.

BEMCO is a brand name of US origin that is renowned for its mattresses and soft beds. BEMCO products are being distributed all over the world via distribution agents. The Taiwanese agents for BEMCO have licensed Yuewin to design and manufacture mattresses and pillows under the BEMCO brand name and market them in Guangdong, Guangxi and Changsha of Hunan Province in China. The Company pays the Taiwanese agent an annual fee of RMB100,000 (approximately USD $16,350) for the distribution rights until 2020. The Company is concentrating on designing and distribution of the BEMCO products, and production will be outsourced to a few reliable manufacturers.

Whinny is a brand name owned by RoyalcoverHometex Co., Ltd. (“Royalcover”), which markets a series of high-end bedroom textile products like bed covers, bed sheets, pillow cases, blanket covers, quilts, etc. All design and production of the Whinny items are done by Royalcover, which granted the exclusive distribution right to the Company to market these products in Guangzhou and Shaoguan in Guangdong Province. The Company will purchase the Whinny products from Royalcover and resell them at a certain margin, with no license fees required. Royalcover has its own marketing strategies for all its products, including those under the Whinny brand name. It will also assist the Company in specifically promote the Whinny brand products within those areas where the Company has the exclusive distribution right so that there will be more customer awareness of the Whinny brand name.

At present, the Company as a whole employs more than seventy staff to manage the finance, sales and marketing, logistic, product development and administration functions. The majority of its manpower is deployed in sales and marketing, which employs fifty employees. The Company’s retail shops have a standardized layout and decor to enhance customers’ recognition in order to build up brand loyalty. Sales to customers are typically on cash basis. For those retail outlets that are located within department stores or shopping malls, sales proceeds are collected by the cashier systems of the respective department store and shopping mall, which then settles the amounts due the Company during the next calendar month after the sales transaction.

To promote its products, especially for those of Sleep Aid and BEMCO, the Company has engaged outside consultants for advice on brand building, participated in large scale trade fairs and organized product launching events during the past years. During the relatively short time span in which the Company has been in the soft bedding products market, it has built a name for itself as a reliable provider of high-quality products in Southern China.

The Market and Competitive Profile

The PRC soft bedding products market is enormous but fragmented. According to the PRC National Furniture Association, there are more than 1,000 manufacturers of mattresses now in existence. They produce a great variety of products of different price range and functions to cater for the diversified demands from different segments of the market. The number of all mattresses sold in 2012 reached 37.7 million units, and represented a CAGR of 12.9% during the period from 2008 to 2012. For soft beds, there are over 400 producers in the country producing a total of 8.4 million units in 2012, representing a CAGR of 40.7% for the period from 2008 to 2012.

No particular player in the industry is able to command a leading position or enjoy a lion’s share of the market. The Company’s management believes that even the largest player would not be able to capture more than 5% market share. In terms of competition, the Company regards TEMPUR and Sinomax to be its closest rival since they have similar product lines that are selling at similar price range.

The total market size is expected to continue to increase because the demands for bedding products are a function of the general economic situation, the state of construction and the real estate market and population demographics. Although the PRC economy has recorded slower growth for the last year, its GDP growth is still expected to be in the region of about 7% for the coming five years. Checking the rapid increase in property prices has been one of the major goals of the PRC Government in recent years. However, the total gross floor area constructed was 990 million sq. m. in 2012, indicating the enormous potential demand for soft bedding products when such properties are to be occupied for residency. With the continuing affluence of the people in general, and the increase in more matured population who could afford to pay for high-end mattresses and soft beds, the market is expected to grow at the same pace as the last five years.

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The Company has worked to establish the brand names for Sleep Aid and BEMCO in Guangdong and Guangxi Province in Southern China. The awards we received from the Guangdong Furniture Association have big impact in the industry in Guangdong. The Guangdong Furniture Association was established in 1990 and has over 1,000 members. The Company received a “Top Ten Best Product” Award from the Association in 2012 as recognition that its products are rated as being some of the best products in the industry in Guangdong Province. The Company was also recognized as one of the “Top 10 Best Mattress in 2014” from the China Furniture Industry. Winners of this award were voted by representatives from major Chinese media, led by Phoenix Media (NYSE:FENG). Phoenix Media has very large influence in the industry and posts the name of the companies awarded and their brands on Phoenix Media’s website. (http://home.ifeng.com/special/cft2014/list/detail_2014_12/30/3359169_0.shtml). The awards presented to us are recognitions of the high quality of our products and our leading position when compared to products from other suppliers in the market.

To capture a larger share of the soft bedding products market, it has plans for expansion over the next five years. The emphasis in 2015 is to further consolidate its leading position by expanding the distribution network in the two provinces where it now operates. The plan is to invite additional ten operators to open and run retail stores or outlets to market the Company’s products under a franchise arrangement. The number of self-operated stores is expected to be increased to a total of forty by the end of 2015. The next step will be to penetrate the market in other regions of the country. The Company has identified Chengdu, Henan and Shanghai as three key areas where self-operated stores will be opened in the next phase and be the springboard for expansion into the Southwest, Central and Eastern China regions respectively. The Company’s proposed plan of operations is to operate 60 self-operated stores and 160 franchise stores in three years’ time and 150 self-operated stores and 250 franchise stores within five years.

The costs to open a new self-managed store including inventory to be kept on hand when opening the store, store display equipment (storage racks, and computers), and store decorations varies with size but the Company estimates that each new store would cost approximately $30,000 to $35,000. Among these three cost categories, $10,000 is required for the design, furniture and fixtures and equipment with the balance going to inventory. By the end of 2015, we plan to open seven additional self –managed stores with an estimated cost of approximately $220,000.

For the three goals we have for the future, the development of our e-commerce platform will be of the highest priority, second will be the additional retail stores, and the last would be making acquisitions. The total estimate costs to execute the three plans completely are $3,000,000 for e-commerce platform, $2,000,000 for additional retail stores, and $2,500,000 for acquiring other operators in the industry. According to current market situation and our financial condition, the estimated costs to execute the three plans in next 12 months are $500,000 for e-commerce platform, $220,000 for increases in retail stores, and for acquisitions, we are looking for appropriate targets that would bring about synergy. Currently, there is no firm financing commitments in place. Our existing shareholders have indicated that they will continue to invest additional capital to finance the Company’s growth and execution of the development plans. We may also broaden our shareholders’ base and may engage in offerings of our stock in the future in an effort to raise additional capital. We shall also seek the additional financing from banks in the form of loans. In the event that we are not be able to raise the necessary financing to execute all our plans, we intend to concentrate our efforts and resources on developing the e-commerce platform first, lower the number of the stores that we plan to increase and put any acquisition plans on hold.

To complement the operation of the physical retail stores, an e-commerce platform will also be developed. As online shopping is getting very popular, the Company intends to use online facilities including its own e-commerce website, other mobile apps like Wechat, Weibo, and so on, for the promotion, advertising and marketing of its product. Customers can then purchase and pay online via the Company’s e-commerce website and other online trading platforms like Tianmao (www.tmall.com) and Jingdong Mall (www.jd.com). The retail shops, whether self-operated or franchised, will then provide the “last mile” connection including delivery, assembling and after sales services. The management believes this O2O business model will greatly enhance its business and at the same time enable it to retain the very important data bank of its customer profile.

Expansion of the Company will also take the route of acquisitions of other operators in the industry and product lines of other brand names. This will enable the Company to speed up the expansion process and achieve multifold increase in its operational results.

With the enlarged network, the Company is also seeking to distribute more bedding products of other brands and other sleep related products like scented candles and perfumed oil diffusers and other home luxury items for the bedrooms and sitting rooms.

Included in the expansion plan is the opening of more retail stores, gradually increasing from the present number of 32 to 400 in five years’ time. It is anticipated that we will require approximately $US 2.0 million in order to open the next 60 stores. The development of the e-commerce platform is estimated to cost approximately $US 3.0 million and it is expected to be operational by the middle of 2016. We shall also seek acquisition opportunities to acquire other operators in the industry that can bring about synergy. We expect to carry out such acquisitions in the second half of 2016 with an estimated budget of $US 2.5 million budget. To finance our expansion, we shall be relying on the profits generated from our business, the continued financing from related parties as well as borrowing from financial institutions and private sales of our securities to investors. We see the ability to secure additional financing to be the major obstacles for the successful implementation of our expansion plans. Should we be unable to obtain such financing, we may have to postpone the opening of some of the stores and the intended acquisitions.

Competitive Profile

The market for the bedding products in China is very fragmented, with more than 1,000 manufacturers producing mattresses all over the country. However, the demand for bedding products is enormous and has been increasing rapidly with the continuous growth in the Chinese economy and the affluence of the Chinese population. Because of the much diversified tastes and preferences of the consumers, competition in the bedding products market is really a matter of design and quality of the products. With more than 1,000 manufacturers, there are issues or problems concerning product quality from inefficient producers. As a result, there is no particular brand that is strong enough to dictate the trend or capture a lion’s share of the market. The management believes even the largest player in the industry would only be able to capture less than 5% of the market.

In terms of mattresses, the high end market is dominated mostly by foreign brands and imported products, which include Simmons, Serta, King Roll, Sealy or Posturepedic. Each of these has their own philosophy on their positioning in this market, with emphasis on the deployment of advanced technology and materials to being luxurious. The one thing they have in common is their products are of superior quality and provide the users with the appropriate support of the body that helps to relieve stress and help them enjoy a good night sleep. For example, Simmons is emphasizing on its AirCool memory foam design and individually wrapped spring coil technology. Serta puts forward different series of mattresses having design with input from the US National Sleep Foundation to help address five common sleep problems. They have the Nickeledeon Series for children, the luxurious Vera Wang Serta and Trump Home Series, and the high-tech iComfort Series to cater to different customer groups. King Roll and Sealy are more on the health function of the products to provide the much needed support to the human backbone, thereby improving on the quality of sleep of the users.

A few local brands include Sinomax, DeRucci, Artland, Somnopro and De Zhi Ren (Great Nature). Sinomax is the flagship brand of the Sinomax Group, a manufacturer and distributor of visco-elastic health and wellness products targeting the middle to high end segment of the consumer spectrum. The other manufacturers listed emphasize function, comfort, reliability, durability and cost effectiveness and are mostly targeting the middle to lower end segment of the market. In addition, there are a number of other local brands having similar lines of products being offered at a wide range of prices.

SleepAid takes pride in having its own design, employing top quality raw materials and technology to come up with the appropriate products to provide users with comfort and health support that leads to peaceful sleep. The Company believes these factors give its products an edge over other locally made items.

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The Company’s philosophy is to on good materials, good quality and good service to win our customers. As a result we have received several awards, including:

•	The Top 10 Best Product in 2012” award from The Guangdong Furniture Association

•	“The most trust and reliable brand in 2012” award from Chinese style and brand association

•	“The best choice brand in 2013” award from China Furniture Association

•	“The Top 10 Best Mattress in 2014” award from China Furniture Industry

•	An article entitled “Sleepaid Smart Pillow help good sleep” published on China Eastern Region Furniture & Textile magazine in 2015.

The Company is a distributor of multi-brand bedding products, making it possible to provide consumers with the choice from a wide range of items from BEMCO, an international renowned brand to be supplemented by items from Sleep Aid, a proprietary brand and those of Whinny, also very well known in the PRC.

Other Laws and Regulatory Processes

We are subject to a variety of financial disclosure and securities trading regulations as a public company in the United States, including laws relating to the oversight activities of the Securities and Exchange Commission, or SEC, and, if our capital stock becomes listed on a national securities exchange, we will be subject to the regulations of such exchange on which our shares are traded. In addition, the Financial Accounting Standards Board, or FASB, the SEC, and other bodies that have jurisdiction over the form and content of our accounts, our financial statements and other public disclosure are constantly discussing and interpreting proposals and existing pronouncements designed to ensure that companies best display relevant and transparent information relating to their respective businesses.

Our present and future business has been and will continue to be subject to various other laws and regulations. Various laws, regulations and recommendations relating to safe working conditions, consumer protection laws and environmental laws are or may be applicable to our activities. Certain agreements entered into by us involving exclusive license rights or acquisitions may be subject to national or supranational antitrust regulatory control, the effect of which cannot be predicted. The extent of government regulation, which might result from future legislation or administrative action, cannot accurately be predicted.

Employees

As of the date of this prospectus, we, through our subsidiary, have 70 full-time employees in China.

Properties

The Company presently leases office space in Hong Kong with a long-term lease that expires on December 31, 2016. The Company believes its office space is sufficient for its current operations.

Legal Proceedings

We are not currently involved in any material legal proceedings.

Corporate History

We were incorporated on December 17, 2014. In April, 2015, the Company entered into an Exchange Agreement with YIL. As part of the exchange, the Company issued shares of its common stock to the sole shareholder of YIL, AMAX. YIL is our subsidiary in China and was incorporated in the Hong Kong SAR in 2007. The Company is principally engaged in, through its subsidiaries, the design and distribution, at both wholesale and retail level, of soft bedding products in the PRC. YIL is the holding company that is located in the Hong Kong SAR, and it holds 100% stake in Guangzhou Smartfame Inc. Limited (“Smartfame”), a wholly-owned foreign enterprise incorporated in the PRC. The business operation of YIL is carried out by Guangzhou Yuewin Trading Limited (“Yuewin”), a private enterprise that is headquartered in Guangzhou and a wholly-owned subsidiary of Smartfame.

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ITEM 1A. RISK FACTORS

RISK FACTORS

Investing in our common stock involves a high degree of risk. In addition to the other information set forth in this prospectus, you should carefully consider the factors discussed below when considering an investment in our common stock. If any of the events contemplated by the following discussion of risks should occur, our business, results of operations and financial condition could suffer significantly. As a result, you could lose some or all of your investment in our common stock. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business.

Risks Related to our Business

Set forth below are descriptions of certain risks relating to our business.

Unfavorable economic and market conditions could reduce our sales and profitability and as a result, our operating results may be adversely affected.

Our business has been affected by general business and economic conditions, and these conditions could have an impact on future demand for our products. The global economy remains unstable, and we expect the economic environment to continue to be challenging as continued economic uncertainty has generally given households less confidence to make discretionary purchases.

In particular, the financial crisis that affected the banking system and financial markets and the current uncertainty in global economic conditions have resulted in a tightening in the credit markets, a low level of liquidity in many financial markets and volatility in credit, equity and fixed income markets. There could be a number of other effects from these economic developments on our business, including reduced consumer demand for products; insolvency of our customers, resulting in increased provisions for credit losses; insolvency of our key suppliers resulting in product delays; inability of retailers and consumers to obtain credit to finance purchases of our products; decreased consumer confidence; decreased retail demand, including order delays or cancellations; counterparty failures negatively impacting our treasury operations; and adverse movements in foreign currency exchange rates. If such conditions are experienced in future periods, our industry, business and results of operations may be severely impacted.

In addition, the negative worldwide economic conditions and market instability makes it increasingly difficult for us, our customers and our suppliers to accurately forecast future product demand trends, which could cause us to produce excess products that can increase our inventory carrying costs. Alternatively, this forecasting difficulty could cause a shortage of products, or materials used in our products, that could result in an inability to satisfy demand for our products and a loss of market share.

Our sales growth is dependent upon our ability to implement strategic initiatives and actions taken to increase sales growth may not be effective.

Our ability to generate sales growth is dependent upon a number of factors, including the following:

•	our ability to continuously improve our products to offer new and enhanced consumer benefits and better quality;

•	the ability of our future product launches to increase net sales;

•	the effectiveness of our advertising campaigns and other marketing programs in building product and brand awareness, driving traffic to our distribution channels and increasing sales;

•	our ability to continue to successfully execute our strategic initiatives;

•	the level of consumer acceptance of our products; and

•	general economic factors that negatively impact consumer confidence, disposable income or the availability of consumer financing.

Over the last few years, we have had to manage our business both through periods of rapid growth and the uncertain economic environment. A source of our growth within this time frame has been through expanding distribution of our products into new stores, principally furniture and bedding retail stores. Some of these retail stores may undergo restructurings, experience financial difficulty or realign their affiliations, which could decrease the number of stores that carry our products. Our future sales growth will increasingly depend on our ability to generate additional sales in our existing accounts in the Retail channel. If we are unable to increase product sales in our existing retail accounts at a sufficient rate overall, our net sales growth could slow or decline.

We may seek to acquire an additional business or businesses in order to increase sales growth, and any acquisition could be disruptive to our ongoing business, create integration issues, require additional borrowings or share issuances, or create other risks for our business.

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We operate in the highly competitive mattress and pillow industries, and if we are unable to compete successfully, we may lose customers and our sales may decline.

Participants in the mattress and pillow industries compete primarily on price, quality, brand name recognition, product availability and product performance. Our mattresses compete with a number of different types of mattress alternatives in all price categories, including standard innerspring mattresses, viscoelastic mattresses, foam mattresses, hybrid innerspring/foam mattresses, futons, air beds and other air-supported mattresses. These alternative products are sold through a variety of channels, including furniture and bedding stores, department stores, mass merchants, wholesale clubs, Internet, telemarketing programs, television infomercials and catalogs.

A number of our significant competitors offer mattress and pillow products that compete directly with our products. Any such competition by established manufacturers or new entrants into the market could have a material adverse effect on our business, financial condition and operating results. The pillow industry is characterized by a large number of competitors, none of which are dominant, but many of which have greater resources than us. The highly competitive nature of the mattress and pillow industries means we are continually subject to the risk of loss of significant new product launches by our competitors, market share, loss of significant customers, reductions in margins, and the inability to acquire new customers. Additionally, the mattress industry has placed increasing significance on new product introductions from all mattress and pillow manufacturers. If we are unable to provide significant new product introductions on a regular basis, our results may be adversely impacted.

Over the last several years, the mattress market has been more competitive than at any time in our experience, which has adversely affected our results. In particular, competitors have expanded into the non-innerspring segments. In addition, hybrid mattresses sold by competitors can adversely impact sales of our non-innerspring mattresses.

We are subject to fluctuations in the cost of raw materials, and increases in these costs would reduce our liquidity and profitability.

The bedding industry has been challenged by volatility in the price of petroleum-based and steel products, which affects the cost of polyurethane foam, polyester, polyethylene foam and steel innerspring component parts. Supplies of these raw materials are being limited by supplier consolidation, the impact on the cost of these products as a result of changes in the strength of the dollar compared to other currencies and other forces beyond our control. Certain raw materials that we purchase for production are chemicals and proprietary additives, which are influenced by oil prices. The price and availability of these raw materials are subject to market conditions affecting supply and demand. Given the significance of the cost of these materials to our products, volatility in the prices of the underlying commodities can significantly affect profitability. To the extent we are unable to absorb higher costs, or pass any such higher costs to our customers, our gross margin could be negatively affected, which could result in a decrease in our liquidity and profitability.

We may be unable to sustain our profitability, which could impair our ability to service our indebtedness and make investments in our business and could adversely affect the market price for our stock.

We may not be able to maintain our profitability on a quarterly or annual basis in future periods. Further, our profitability will depend upon a number of factors, including without limitation:

•	general economic conditions in the markets in which we sell our products and the impact on consumers and retailers;

•	the level of competition in the mattress and pillow industry;

•	our ability to successfully identify and respond to emerging trends in the mattress and pillow industry;

•	our ability to successfully launch new products;

•	our ability to effectively sell our products through our distribution channels in volumes sufficient to drive growth and leverage our cost structure and advertising spending;

•	our ability to reduce costs, including our ability to align our cost structure with sales in the existing economic environment;

•	our ability to absorb fluctuations in commodity costs;

•	our ability to maintain efficient, timely and cost-effective production and utilization of our manufacturing capacity;

•	our ability to maintain efficient, timely and cost-effective delivery of our products; and

Our new product launches may not be successful due to development delays, failure of new products to achieve anticipated levels of market acceptance and significant costs associated with failed product introductions, which could adversely affect our revenues and profitability.

Each year we invest significant time and resources in research and development to improve our product offerings. There are a number of risks inherent in our new product line introductions, including that the anticipated level of market acceptance may not be realized, which could negatively impact our sales. Also, introduction costs, the speed of the rollout of the product and manufacturing inefficiencies may be greater than anticipated, which could impact profitability.

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Our advertising expenditures may not result in increased sales or generate the levels of product and brand name awareness we desire and we may not be able to manage our advertising expenditures on a cost-effective basis.

A significant component of our marketing strategy involves the use of direct marketing to generate brand awareness and sales. Future growth and profitability will depend in part on the cost and efficiency of our advertising expenditures, including our ability to create greater awareness of our products and brand names and determine the appropriate creative message and media mix for future advertising expenditures and to incent the promotion of our products.

If we are not able to protect our trade secrets or maintain our trademarks, patents and other intellectual property, we may not be able to prevent competitors from developing similar products or from marketing in a manner that capitalizes on our trademarks and this loss of a competitive advantage could decrease our profitability and liquidity.

We rely on trade secrets and patents to protect the design, technology and function of our products. Our ability to compete effectively with other companies also depends, to a significant extent, on our ability to maintain the proprietary nature of our owned and licensed intellectual property. We own foreign registered trade names and service marks and have applications for the registration of trade names and service marks pending China, Hong Kong and Taiwan. We also license certain intellectual property rights from third parties.

Our trademarks are currently registered or pending in foreign jurisdictions. However, those rights could be circumvented, or violate the proprietary rights of others, or we could be prevented from using them if challenged. A challenge to our use of our trademarks could result in a negative ruling regarding our use of our trademarks, their validity or their enforceability, or could prove expensive and time consuming in terms of legal costs and time spent defending against such a challenge. Any loss of trademark protection could result in a decrease in sales or cause us to spend additional amounts on marketing, either of which could decrease our liquidity and profitability. In addition, if we incur significant costs defending our trademarks, that could also decrease our liquidity and profitability. In addition, we may not have the financial resources necessary to enforce or defend our trademarks. Furthermore, our patents may not provide meaningful protection and patents may never issue from pending applications. It is also possible that others could bring claims of infringement against us, as our principal product formula and manufacturing processes are not patented, and that any licenses protecting our intellectual property could be terminated. If we were unable to maintain the proprietary nature of our intellectual property and our significant current or proposed products, this loss of a competitive advantage could result in decreased sales or increased operating costs, either of which would decrease our liquidity and profitability.

An increase in our product return rates or an inadequacy in our warranty reserves could reduce our liquidity and profitability.

We allow consumers to return products within 7 days for reason of inherent substandard quality. As we expand our sales, our return rates may not remain within our historical levels. A downturn in general economic conditions may also increase our product return rates. An increase in return rates could significantly impair our liquidity and profitability.

We provide our consumers warranties on our products ranging from one to five years. Due to the increase in new product introductions in recent years, we may still see significant warranty claims on products under warranty which are early in their product life cycles. Also, in line with our strategy, as we continue to innovate to provide new products to our customers, we could be susceptible to unanticipated risks with our warranty claims, which could impair our liquidity and profitability.

Because not all of our products have been in use by our customers for the full warranty period, we rely on the combination of historical experience and product testing for the development of our estimate for warranty claims. However, our actual level of warranty claims could prove to be greater than the level of warranty claims we estimated based on our products’ performance during product testing. If our warranty reserves are not adequate to cover future warranty claims, their inadequacy could have a material adverse effect on our liquidity and profitability.  Additionally, the manufacturers’ warranties on the products we sell tend to exceed the warranty we offer our customers. If a customer returns a product to us under a warranty claim, we would typically provide a replacement product to the customer and return the defective product to the manufacturer for credit.

Unexpected equipment failures, delays in deliveries or catastrophic loss delays may lead to production curtailments or shutdowns.

We outsource our manufacturing and distribute products to our customers located in China. An interruption in production capabilities at any of these manufacturing facilities could result in our inability to produce our products, which would reduce our net sales and earnings for the affected period. In addition, we generally deliver our products only after receiving the order from the customer or the retailer, and in certain facilities, on a just-in-time basis, and thus do not hold significant levels of inventories. In the event of a disruption in production at any of our manufacturing facilities, even if only temporary, or if we experience delays as a result of events that are beyond our control, delivery times could be severely affected. For example, a third party carrier could potentially be unable to deliver our products within acceptable time periods due to a labor strike or other disturbance in its business. Any significant delay in deliveries to our customers could lead to increased returns or cancellations and cause us to lose future sales. Any increase in freight charges could increase our costs of doing business and affect our profitability. Our manufacturing facilities are also subject to the risk of catastrophic loss due to unanticipated events such as fires, explosions or violent weather conditions. Despite the fact that we maintain insurance covering the majority of these risks, we may in the future experience material plant shutdowns or periods of reduced production as a result of equipment failure, delays in deliveries or catastrophic loss.

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The loss of the services of any members of our senior management team could impair our ability to execute our business strategy and as a result, reduce our sales and profitability.

We depend on the continued services of our senior management team. The loss of key personnel could have a material adverse effect on our ability to execute our business strategy and on our financial condition and results of operations. We do not maintain key-person insurance for members of our senior management team.

Upon effectiveness of this Form 10 registration statement, we will be required to file reports, including annual and quarterly reports, with the Securities and Exchange Commission.

Upon the effectiveness of this Form 10 registration statement, we will be required to file annual and quarterly reports with the Securities and Exchange Commission (“SEC”). We are currently estimating these additional costs and expenses at up to $60,000 which include the expenses related to corporate governance, audits, filing fees and other expenses directly related to maintain our filing obligation with the SEC.

The audit report included in our Annual Report was prepared by auditors who are not inspected by the Public Accounting Oversight Board (“PCAOB”) and as a result, our shareholders are deprived of the benefit of having PCAOB inspections.

The independent registered public accounting firm that issues the audit reports included in our annual reports filed with the SEC, as auditors of companies that are traded publicly in the United States and a firm registered with the Public Company Accounting Oversight Board (United States), or the “PCAOB”, is required by the laws of the United States to undergo regular inspections by the PCAOB to assess its compliance with the laws of the United States and professional standards. Because our auditors are located in the PRC, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the PRC authorities, our auditors are not currently inspected by the PCAOB.

Inspections of other firms that the PCAOB has conducted outside China have identified deficiencies in those firms' audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. The inability of the PCAOB to conduct inspections in China prevents the PCAOB from regularly evaluating our auditor's statements, audits and quality control procedures. As a result, investors may be deprived of the benefits of PCAOB inspections.

The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our auditor's quality control and audit procedures as compared to auditors outside of China that are subject to PCAOB inspections. Investors may lose confidence in our reported financial information and procedures and the quality of our financial statements.

We may be exposed to risks relating to management’s conclusion that our disclosure controls and procedures and internal controls over financial reporting are ineffective.

We do not have an independent audit committee and our Board of Directors may be unable to fulfill the functions of such a committee which may compromise the management of our business.

Currently, we do not have an independent audit committee. Our Board of Directors functions as our audit committee and is comprised of four directors, two of whom are not considered to be "independent" in accordance with the requirements of Rule 10A-3 under the Securities Exchange Act of 1934. An independent audit committee plays a crucial role in the corporate governance process, assessment of the Company's processes relating to its risks and control environment, oversight of financial reporting, and evaluation of internal and independent audit processes. The lack of an independent audit committee may prevent the Board of Directors from being independent in its judgments and decisions and its ability to pursue the committee's responsibilities, which could compromise the management of our business.

Risks Related to Doing Business in China

Adverse changes in the economic and political policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could adversely affect our business.

We conduct substantially all our business operations in China. Accordingly, our results of operations, financial condition and prospects are significantly dependent on economic and political developments in China. China’s economy differs from the economies of developed countries in many aspects, including the level of development, growth rate and degree of government control over foreign exchange and allocation of resources. While China’s economy has experienced significant growth in the past 30 years, the growth has been uneven across different regions and periods and among various economic sectors in China. We cannot assure you that China’s economy will continue to grow, or that if there is growth, such growth will be steady and uniform, or that if there is a slowdown, such slowdown will not have a negative effect on our business and results of operations.

The PRC government exercises significant control over China’s economic growth through the allocation of resources, control over payment of foreign currency-denominated obligations, implementation of monetary policy, and preferential treatment to particular industries or companies. Certain measures adopted by the PRC government may restrict loans to certain industries, such as changes in statutory deposit reserve ratio and lending guidelines for commercial banks by the People’s Bank of China, or PBOC. These current and future government actions could materially affect our liquidity, access to capital, and ability to operate our business.

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The global financial markets experienced significant disruptions in 2008 and the United States, Europe and other economies went into recession. The recovery from the lows of 2008 and 2009 was uneven and it is facing new challenges, including the escalation of the European sovereign debt crisis since 2011. It is unclear whether the European sovereign debt crisis will continue and what effects it may have on China’s economy and our business. In response to the global financial crisis and economic downturn, the PRC government adopted various measures aimed at expanding credit and stimulating economic growth, such as decreasing the PBOC statutory deposit reserve ratio and lowering benchmark interest rates. For example, the PBOC decreased the statutory reserve ratio two times consecutively in February 2015 and April 2015, respectively. It also decreased the benchmark interest rates by 25 basis points in November 2014, February 2015 and May 2015, respectively. In particular, the PBOC decided to cut financial institutions RMB benchmark deposit and lending interest rates since May 11, 2015. The one-year benchmark deposit rate and benchmark lending interest rate were cut by 0.25 percentage points, respectively. However, it is unclear whether the PRC economic policies will be effective in sustaining stable economic growth in the future.

Any slowdown in the economic growth of China could lead to reduced demand for our products, which could materially and adversely affect our business, financial condition and results of operations.

Inflation in China may have an adverse effect on our business, financial condition and results of operations.

China’s economy has experienced rapid expansion together with rising rates of inflation, which may also erode disposable incomes and consumer spending. Furthermore, certain components of our cost of sales, including direct raw material costs, direct labor costs, design costs and direct manufacturing overhead, may increase as a result of an increase in the cost of materials and labor resulting from general inflation. However, we cannot guarantee that we can pass on increased costs to customers through increases in retail prices. This could adversely impact our business, financial condition and results of operations.

Uncertainties presented by the PRC legal system could limit the legal protections available to us and to our investors, which may have a material adverse effect on our business and results of operations.

Our operations in China are governed by PRC laws and regulations. Our PRC subsidiaries are foreign-invested enterprises and are subject to laws and regulations applicable to foreign investment in China. China has a civil law legal system based on written statutes. Unlike the common law system, previous court decisions in China may be cited for reference but have limited precedential value. Although the overall effect of legislation over the past

30 years has significantly enhanced the protections afforded to various forms of foreign investments in China, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their non-binding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. Such uncertainties may limit the legal protections available to us and to other foreign investors, including you as an investor.

In addition, the PRC legal system is based in part on government policies and certain internal rules, some of which are not published on a timely basis or at all and which may have retroactive effect. As a result, we may not be aware of our violation of these policies and internal rules until sometime after the violation. Also, any administrative or court proceedings may be protracted, resulting in substantial costs and diversion of resources and management attention if we seek to enforce our legal rights through administrative or court proceedings. Moreover, compared to more developed legal systems, the PRC administrative and court authorities have significantly wider discretion in interpreting and implementing statutory and contractual provisions. As a result, it may be more difficult to evaluate the outcomes of the administrative and judicial proceedings as well as the level of legal protections we are entitled to. These uncertainties may impede our ability to enforce our contracts, which could in turn materially and adversely affect our business and operations.

Government control over currency conversion may limit our ability to issue dividends to our shareholders in foreign currencies, and may therefore adversely affect the value of your investment.

The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. We receive all of our revenues in Renminbi. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. Therefore, our PRC subsidiaries are able to pay dividends in foreign currencies to us without prior approval from SAFE by complying with certain procedural requirements. But approval from or registration with appropriate government authorities is required where Renminbi are to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders.

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Fluctuations in the value of the Renminbi may have a material adverse effect on your investment.

Substantially all of the revenues and costs of our PRC subsidiaries are denominated in Renminbi. Fluctuations in the U.S. dollar-Renminbi exchange rate will affect the relative value of these proceeds in Renminbi terms. Fluctuations in the exchange rate will also affect the relative value in Renminbi terms of earnings from and the value of any U.S. dollar-denominated investments we make in the future.

The value of the Renminbi against the U.S. dollar and other currencies is affected by, among other things, changes in the political and economic conditions and foreign exchange policies of China. In July 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar. However, the PBOC regularly intervenes in the foreign exchange market to limit fluctuations in Renminbi exchange rates and achieve policy goals. Following the removal of the U.S. dollar peg, the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. From July 2008 to June 2010, the Renminbi traded within a narrow range against the U.S. dollar. Since June 2010 the Renminbi has further appreciated against the U.S. dollar, from approximately RMB6.83 per U.S. dollar as of June 1, 2010 to approximately RMB6.21 per U.S. dollar as of May 8, 2015.  It is difficult to predict how Renminbi exchange rates may change going forward.

The hedging options available in China to reduce our exposure to exchange rate fluctuations are quite limited. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency. As a result, fluctuations in exchange rates may have a material adverse effect on your investment.

PRC laws and regulations establish more complex procedures for some acquisitions of Chinese companies by foreign investors and may make it more difficult for us to make future acquisitions or dispositions of our business operations or assets in China.

PRC laws and regulations, such as the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated by six PRC regulatory agencies, or the New M&A Rules, Anti-monopoly Law of the PRC and the Rules of Ministry of Commerce on Implementation of Security Review System of Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated by the MOFCOM in August 2011, or the MOFCOM Security Review Rules, established additional procedures and requirements that are expected to make merger and acquisition activities in China by foreign investors more time consuming and complex, including requirements in some instances that MOFCOM be notified in advance of any change of control transaction in which a foreign investor takes control of a PRC domestic enterprise, or that the approval from MOFCOM be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies. PRC laws and regulations also require certain merger and acquisition transactions to be subject to merger control review or security review.

The New M&A Rules, effective from September 8, 2006 and amended on June 22, 2009, established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex, including requirements in some instances that the MOFCOM be notified in advance of any change of control transaction in which a foreign investor takes control of a PRC domestic enterprise.

The MOFCOM Security Review Rules, effective from September 1, 2011, which implement the Notice of the General Office of the State Council on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated on February 3, 2011, further provide that, when deciding whether a specific merger or acquisition of a domestic enterprise by foreign investors is subject to the security review by MOFCOM, the principle of substance over form should be applied and foreign investors are prohibited from bypassing the security review requirement by structuring transactions through proxies, trusts, indirect investments, leases, loans, control through contractual arrangements or offshore transactions. There is no explicit provision or official interpretation stating that our business falls into the scope subject to the security review. As these circulars and rules are relatively new and there is a lack of clear statutory interpretation on the implementation of the same, there is no assurance that the MOFCOM will apply these national security review-related circulars and rules to the acquisition of equity interest in our PRC subsidiaries.

If we are found to be in violation of the New M&A Rules, the MOFCOM Security Review Rules or any other PRC laws and regulations with respect to the merger and acquisition activities in China, or fail to obtain any of the required approvals, the relevant regulatory authorities would have broad discretion in dealing with such violation, including levying fines, confiscating our income, revoking our PRC subsidiaries’ business or operating licenses, requiring us to restructure or unwind the relevant ownership structure or operations. Any of these actions could cause significant disruption to our business operations and may materially and adversely affect our business, financial condition and results of operations. Further, if the business of any target company that we plan to acquire falls into the ambit of security review, we may not be able to successfully acquire such company either by equity or asset acquisition, capital contribution or through any contractual arrangement. We may grow our business in part by acquiring other companies operating in our industry. Complying with the requirements of the relevant regulations to complete such transactions could be time consuming, and any required approval processes, including approval from MOFCOM, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

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PRC regulations relating to the establishment of offshore special purpose vehicles by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiaries to liabilities or penalties, limit our ability to contribute capital to our PRC subsidiaries, limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us.

SAFE has promulgated regulations, including the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents’ Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles, or Circular 75, effective on November 1, 2005, requiring PRC residents to register with the local SAFE branch before establishing or controlling any company outside of China for the purpose of capital financing with assets or equities of PRC companies owned by such PRC residents, referred to in the notice as an “offshore special purpose vehicle.” SAFE has further issued a series of implementation guidance, including the Operating Guidance for the Foreign Exchange Matters on Capital Item Direct Investment (SAFE Version), an appendix to the Notice of SAFE on Further Improvement and Adjustment of the Foreign Exchange Administrative Polices on Direct Investment, or Circular 59, which has come into effect as of December 17, 2012. These regulations require PRC residents and PRC corporate entities to register with competent local branches of SAFE in connection with their direct or indirect offshore investment in offshore special purpose vehicles On July 4, 2014, the SAFE issued the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents’ Offshore Investment, Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles, or Circular 37, together with its implementation guidance, which replaced Circular 75 and Circular 59. According to Circular 37, not only for the purpose of offshore financing, but also for the purpose of offshore investment, the offshore special purpose vehicles shall be registered with competent local branches of SAFE.  On February 13, 2015, SAFE further issued the Notice on Further Simplification and Improvement of Foreign Exchange Administration Policies on Direct Investment, or Circular 13, according to which the registration of newly incorporated special purpose vehicles is delegated to the banks where the relevant residents domicile. These regulations may apply to our shareholders who are PRC residents or have PRC residents as their ultimate owners and may apply to any offshore acquisitions that we make in the future.

Under these foreign exchange regulations, PRC residents who make, or have previously made prior to October 2005, direct or indirect investments in offshore special purpose vehicles are required to register those investments. In addition, any PRC resident that is a shareholder of an offshore special purpose vehicle is required to amend such registration with respect to that offshore special purpose vehicle in connection with any increase or decrease of capital, transfer of shares, merger, division, equity investment or creation of any security interest over any assets located in China or other material changes in share capital. Moreover, any subsidiary of such offshore special purpose vehicle in China is required to urge the PRC resident shareholders to update their registration with the local branch of SAFE or local banks, as the case may be. If any shareholder who is considered as a PRC resident by SAFE fails to make the required registration or to update the previously filed registration, the subsidiary of such offshore special purpose vehicle in China may be prohibited from distributing its profits or the proceeds from any capital reduction, share transfer or liquidation to the offshore special purpose vehicle, and the offshore special purpose vehicle may also be prohibited from making additional capital contribution into its subsidiary in China.

We believe that Circular 37 currently does not apply to us since none of our shareholders is a PRC resident or citizen. However, we cannot assure you that any PRC resident or citizen who becomes our shareholder or the beneficial owner of our shares in the future will be able to comply with Circular 37 in a timely manner or at all. A failure by any of our shareholders or beneficial owners of our shares who are PRC residents or citizens to comply with these regulations and rules in the future could subject us to fines or legal sanctions, including restrictions on our PRC subsidiaries’ ability to pay dividends or make distributions to, or obtain foreign currency-dominated loans from, us, and our ability to increase our investment in China. As a result, our business and results of operations and our ability to distribute profits to you could be materially and adversely affected.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from making loans or additional capital contributions to our PRC subsidiaries, which could adversely affect our ability to fund and expand our business.

We are an offshore holding company conducting our operations in China through our PRC subsidiaries. We may make loans or additional capital contributions to our PRC subsidiaries. Any loans to our PRC subsidiaries, which are treated as foreign-invested enterprises under PRC law, are subject to PRC regulations and foreign exchange loan registrations. Loans by us to any of our PRC subsidiaries to finance their activities cannot exceed statutory limits and must be registered with the local counterpart of SAFE. The statutory limit for the total amount of foreign debts of a foreign- invested company is the difference between the amount of total investment as approved by the PRC Ministry of Commerce or its local counterpart and the amount of registered capital of such foreign-invested company.

A failure to comply with PRC regulations regarding the registration of shares and share options held by our employees who are PRC citizens may subject such employees or us to fines and other legal or administrative sanctions.

Under the SAFE regulations, PRC residents who participate in an employee stock ownership plan or stock option plan in an overseas publicly- listed company are required to register with SAFE or its local branch and complete certain other procedures. Participants of a stock incentive plan who are PRC residents must retain a qualified PRC agent, which could be a PRC subsidiary of such overseas publicly-listed company, to conduct the SAFE registration and other procedures with respect to the stock incentive plan on behalf of these participants. Such participants must also retain an overseas entrusted institution to handle matters in connection with their exercise or sale of stock options. In addition, the PRC agent is required to amend the SAFE registration with respect to the stock incentive plan if there is any material change to the stock incentive plan, the PRC agent or the overseas entrusted institution or other material changes. We and our PRC citizen employees who will be granted share options, or PRC option holders, are subject to these rules. If we or our PRC option holders fail to comply with these rules, we or our PRC option holders may be subject to fines and legal or administrative sanctions.

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Under the EIT law, we may be considered a PRC “resident enterprise.” As a result, we may be subject to 25% PRC enterprise income tax on our worldwide income, and holders of our ADSs or ordinary shares may be subject to PRC tax on dividends paid by us and gains realized on their transfer of our ADSs or ordinary shares.

Under the PRC Enterprise Income Tax Law, or the EIT Law, and its implementing rules, both effective from January 1, 2008, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise” and will be subject to enterprise income tax at the rate of 25% on its worldwide income. The implementing rules define the term “de facto management bodies” as “establishments that carry out substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc. of an enterprise.” The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore incorporated enterprise is located in China, which include: (1) the location where senior management members responsible for an enterprise’s daily operations discharge their duties; (2) the location where financial and human resource decisions are made or approved by organizations or persons; (3) the location where the major assets and corporate documents are kept; and (4) the location where more than half (inclusive) of all directors with voting rights or senior management have their habitual residence. On July 27, 2011, the State Administration of Taxation issued the Administrative Measures on Income Tax of Chinese controlled Resident Enterprises Incorporated Overseas (Trial), or Circular 45, which became effective on September 1, 2011, to supplement the implementation of Circular 82 and other tax laws and regulations. Circular 45 clarifies certain issues related to resident status determination, post-determination administration and competent tax authorities procedures. Although Circular 82 and Circular 45 apply only to offshore enterprises controlled by PRC enterprises, not those controlled by PRC individuals or foreign persons, the determining criteria set forth in such circulars may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC or foreign enterprises, or by PRC or foreign individuals. Accordingly, we may be considered a “resident enterprise” and may therefore be subject to the enterprise income tax at 25% on our worldwide income, which may increase our tax burden in the future. If we are treated as a PRC “resident enterprise,” although under the EIT Law and its implementing rules dividends paid to us from our PRC subsidiaries should qualify as “tax-exempted income,” we cannot assure you that such dividends will not be subject to a 10% withholding tax, as the State Administration of Taxation, which enforces the withholding tax, has not yet issued guidance with respect to the processing of outbound remittances to offshore companies controlled by individuals and/or foreign enterprises that are treated as resident enterprises for PRC enterprise income tax purposes and also because the dividends of our PRC subsidiaries would be paid to our Hong Kong subsidiary in the first instance.

In addition, it is uncertain whether, if we were considered a PRC “resident enterprise,” any dividends to be distributed by us to our non-PRC enterprise shareholders would be subject to a 10% PRC withholding tax and whether any sale of our shares would be subject to a 10% PRC tax. If we are required under the EIT Law to withhold such withholding tax with respect to dividends, or if sales of our shares would be subject to PRC tax, your investment in our shares may be materially and adversely affected.

The PRC Individual Income Tax Law, or the Individual Tax Law, imposes tax at the rate of 20% on PRC-source dividends and gains realized by overseas individuals who are neither domiciled nor tax resident in China. Pursuant to the Individual Tax Law, although the matter is unclear, if we were considered a PRC resident enterprise, dividends or gains realized by our non-PRC individual shareholders may be treated as income derived from sources within China and may be subject to PRC tax (which in the case of dividends may be required to be withheld) at a rate of 20%.

The EIT Law will affect tax exemptions on dividends to be paid by our PRC subsidiaries to us through our Hong Kong subsidiary and we may not able to obtain certain treaty benefits under the relevant tax treaty.

Under the applicable PRC tax laws in effect before January 1, 2008, dividend payments to foreign investors made by foreign-invested enterprises in China were exempt from PRC withholding tax. Under the EIT Law, starting from 2008, dividends paid by a PRC foreign-invested enterprise to its immediate parent company outside the PRC are subject to a 10% withholding tax, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a preferential withholding arrangement. Pursuant to a special tax arrangement between Hong Kong and China, such rate may be lowered to 5% if the PRC enterprise is at least 25% held by a Hong Kong enterprise. In October 2009, the State Administration of Taxation further issued the Circular on How to Interpret and Recognize the “Beneficial Owner” in Tax Agreements, or Circular 601, and certain other related rules. According to Circular 601, non-resident enterprises that cannot provide valid documents evidencing their beneficial ownership may not be approved to enjoy tax treaty benefits. For this purpose, the term “beneficial owners” refers to individuals, enterprises or other organizations which are normally engaged in substantive operations. These rules provide that a “conduit company” or any company established for the purposes of avoiding or reducing tax obligations or transferring or accumulating profits and not engaged in actual operations such as manufacturing, sales or management, is not a “beneficial owner.”

Enhanced scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on potential acquisitions we may pursue in the future.

In connection with the EIT Law, the Ministry of Finance and the State Administration of Taxation jointly issued, on April 30, 2009, the Notice on Issues Concerning Process of Enterprise Income Tax in Enterprise Restructuring Business, or Circular 59. On December 10, 2009, the State Administration of Taxation issued the Notice on Strengthening the Management on Enterprise Income Tax for Non-resident Enterprises Equity Transfer, or Circular 698. Both Circular 59 and Circular 698 became effective retroactively on January 1, 2008.

By promulgating and implementing these circulars, the PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of equity interests in a PRC resident enterprise by a non-resident enterprise. The PRC tax authorities have the discretion under Circular 59 and Circular 698 to make adjustments to the taxable capital gains based on the difference between the fair value of the equity interests transferred and the cost of investment. Although we currently have no plans to pursue new acquisitions in China or elsewhere in the world, we cannot assure you that we will not pursue acquisitions in the future that may involve complex corporate structures. If we are considered a “non-resident enterprise” under the EIT Law and if the PRC tax authorities make adjustments under Circular 59 or Circular 698, our income tax costs associated with such potential acquisitions will be increased.

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The enforcement of the Labor Contract Law and other labor-related regulations in China may adversely affect our business and our results of operations.

On June 29, 2007, the National People’s Congress of China enacted the PRC Labor Contract Law, or the Labor Contract Law, which became effective on January 1, 2008. The Labor Contract Law established more restrictions and increased costs for employers to dismiss employees under certain circumstances, including specific provisions relating to fixed-term employment contracts, non-fixed term employment contracts, task-based employment, part-time employment, probation, consultation with the labor union and employee representative’s council, employment without a contract, dismissal of employees, compensation upon termination and for overtime work, and collective bargaining. Under the Labor Contract Law, unless otherwise provided by law, an employer is obligated to sign a labor contract with a non-fixed term with an employee, if the employer continues to hire the employee after the expiration of two consecutive fixed-term labor contracts, or if the employee has worked for the employer for 10 consecutive years. Severance pay is required if a labor contract expires and is not renewed because of the employer’s refusal to renew or seeking to renew with less favorable terms. In addition, under the Regulations on Paid Annual Leave for Employees, which became effective on January 1, 2008, employees who have served more than one year for an employer are entitled to a paid vacation of five to 15 days, depending on the employee’s number of years of employment. Employees who waive such vacation at the request of employers are entitled to compensation that equals to three times their regular daily salary for each waived vacation day. As a result of these new labor protection measures, our labor costs and those of our third-party contract manufacturers are expected to increase, which may adversely affect our business and our results of operations. It is also possible that the PRC government may enact additional labor-related legislations in the future, which would further increase our labor costs and affect our operations and those of our third-party contract manufacturers.

Any recurrence of severe acute respiratory syndrome, or SARS, pandemic avian influenza or an increase in the severity of H1N1 influenza or any other widespread public health problem could adversely affect our business and results of operations.

Our business could be adversely affected by the effects of SARS, pandemic avian flu, H1N1 influenza or other epidemics or outbreaks. China reported a number of cases of SARS in 2004. There have been recent reports of occurrences of avian flu caused by the H5N1 or H9N7 virus in various parts of China, including a few confirmed human cases. Since 2009, China and other countries and regions have reported several occurrences of H1N1 influenza. Any prolonged recurrence of SARS, avian flu, H1N1 influenza, Ebola or any other adverse public health developments in China may have a material adverse effect on our business operations, because such incidents could result in quarantines or closures of our offices, manufacturing facilities and retail outlets, travel and transportation restrictions, import and export restrictions and a general slowdown in China’s economy. In addition, the World Health Organization and the PRC government may recommend or impose other measures that could cause significant interruption to our business operations. Any of the foregoing events or other unforeseen consequences of public health problems could materially adversely affect our business, financial condition and results of operations.

Risks Relating to Our Common Stock

We intend to take advantage of the disclosure requirements of the JOBS Act provided for emerging growth companies including not providing all of the accounting disclosure that other companies will be required to provide which may limit an investor’s ability to compare our financial statements with other companies.

Under the JOBS Act, we can elect to not comply with new or revised accounting standards which will allow us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies. Until the standards are required for private companies, we will not have to adopt those standards. As such, our financial statements may not be comparable to companies that comply with public company effective dates. This could affect an investor’s ability to evaluate our financial statements compared to other public companies. In addition to the financial statements, the JOBS Act along with being a “Smaller Reporting Company” allows us to provide less disclosure on certain issues such as executive compensation as other companies which could affect an investor’s ability to compare us to other companies.

If and when the Company’s common stock is publicly traded, the Company’s stock price may be volatile.

The Company’s common stock is not presently publicly traded. In the future, if the Company’s common stock becomes publicly traded, the market price of the Company’s common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond the Company’s control, including the following:

•	technological innovations or new products and services by the Company or its competitors;

•	additions or departures of key personnel;

•	the Company’s ability to execute its business plan;

•	operating results that fall below expectations;

•	loss of any strategic relationship;

•	industry developments;

•	economic and other external factors; and,

•	period-to-period fluctuations in the Company’s financial results.

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In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of the Company’s common stock.

We may in the future issue additional shares of our common stock which would reduce investors’ ownership interests in the Company and which may dilute our share value.

Our Articles of Incorporation authorizes the issuance of 65,000,000 shares of common stock, par value $0.001 per share and 10,000,000 shares of preferred stock, $.001 par value. The future issuance of all or part of our remaining authorized common stock may result in substantial dilution in the percentage of our common stock held by our then existing stockholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

In the future, the Company might authorize a class of preferred stock with rights and preferences superior to those of the common stockholders and which might contain provisions giving them priority over the rights of the common stockholders. Any such class of preferred stock may result in substantial dilution to our common stockholders and have an adverse effect on any trading market for our common stock.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

The Financial Industry Regulatory Authority (“FINRA”) has adopted rules that relate to the application of the SEC’s penny stock rules in trading our securities and require that a broker/dealer have reasonable grounds for believing that the investment is suitable for that customer, prior to recommending the investment. Prior to recommending speculative, low priced securities to their non-institutional customers, broker/dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information.

Under interpretations of these rules, FINRA believes that there is a high probability that speculative, low priced securities will not be suitable for at least some customers. FINRA’s requirements make it more difficult for broker/dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity and liquidity of our common stock. Further, many brokers charge higher transactional fees for penny stock transactions. As a result, fewer broker/dealers may be willing to make a market in our common stock, reducing a shareholder’s ability to resell shares of our common stock.

The Company’s common stock is currently deemed to be “penny stock”, which makes it more difficult for investors to sell their shares.

The Company’s common stock is and will be subject to the “penny stock” rules adopted under section 15(g) of the Exchange Act. The penny stock rules apply to companies whose common stock is not listed on the NASDAQ Stock Market or other national securities exchange and trades at less than $5.00 per share or that have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If the Company remains subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for the Company’s securities. If the Company’s securities are subject to the penny stock rules, investors will find it more difficult to dispose of the Company’s securities.

Further, the Company’s common stock is not currently traded on any over-the-counter market and there can be no assurances that our common stock will be traded on theover-the-counter market on the “pink sheets” since the Company’s stock is not currently registered with the SEC. As such, many stock brokerage firms will not allow accountholders to deposit shares of the Company’s stock into accounts at these brokerage firms or to trade in the Company’s stock for so long as it is on the pink sheets and has a limited amount of trading volume.

ITEM 2. FINANCIAL INFORMATION

SUMMARY FINANCIAL DATA

Summary Financial Information

The following financial information summarizes the more complete historical financial information at the end of this prospectus. The financial information provided is that of Yugosu Investment Limited because it is the predecessor and accounting acquirer of the Company.

As of December 31, 2014
Balance Sheet
Total Assets	$1,761,857
Total Liabilities	$1,710,688
Stockholders’ Equity	$51,169

Year Ended
December 31, 2014
Income Statement
Revenue	$3,213,068
Total Operating Expenses	$666,197
Total Other Income/Expense	$27,720
Net Income	$143,216

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Our revenues for the year ended December 31, 2014 were $3,213,068 compared to revenues of $2,454,541 for the year ended December 31, 2013. The cost of our revenues increased from $2,062,873 for the year ended December 31, 2013 compared to $2,369,455 for the year ended December 31, 2014. The increase in costs is attributable to higher sales of our products in 2014 over 2013. The cost of revenues increased 14.86% for the year ended December 31, 2014 over the prior year ended December 31, 2013. This increase in revenue cost is comprised primarily of increased purchases and service fees. As of December 31, 2014, the assets of the Company consist of $515,053 in cash, inventory of $700,530, trade receivables of $302,587, deposit of $9,672, other receivables of $171,937, advances to suppliers of $42,379 and loans to related parties of $8,163. The Company’s revenue for the year ended December 31, 2014 was $3,213,068. General and administrative costs totaled $666,197. Other income and expense totaled $27,720.

The following includes the financial information as of and for the three months ended March 31, 2015 (unaudited):

As of March 31, 2015 (Unaudited)

Balance Sheet
Total Assets	$1,366,125
Total Liabilities	$1,264,634
Stockholders’ Equity	$101,491

Three Months Ended March 31, 2015 (Unaudited)
Income Statement
Revenue	$609,788
Total Operating Expenses	$206,576
Total Other Income/Expense	$51,599
Net Income	$48,159

As of March 31, 2015, the assets of the Company consist of $418,589 in cash, inventories of $771,199, net trade receivables of $136,815, loans to related parties of $861 and other receivables of $17,237. For the three months ended March 31, 2015, revenues were $609,788, general and administrative costs were $206,576 and other income and expenses was $51,599. The net income for the three months ended March 31, 2015 was $48,159.

MANAGEMENT DISCUSSION AND ANALYSIS

The Company’s financial statements for the years ended December 31, 2014 and 2013 are those of Yugosu Investments Limited which is the predecessor of the Company for accounting purposes. We are primarily engaged in the business of selling and marketing mattresses, pillows, blankets and other bedding related products to consumers in China. The Company is focusing its efforts on continuing to grow our sales in China while trying to lower its costs of goods so as to become more profitable. We generate revenues through sales of our products to consumer customers through our self-managed and franchised retail stores in the Guangdong and Guangxi Province in southern China and to customers in other provinces through an exclusive wholesale agent. In 2014, revenue generated by our self-managed store was US$2,550,068, the revenue generated by the franchised stores totaled US$550,000 and by our wholesale agent, US$113,000. Our revenues by brand for the year ended December 31, 2014 were as follows: sale of Sleep Aid items was $454,068, BEMCO items totaled US$2,201,000 and Whinny items totaled US$558,000.

RESULTS OF OPERATIONS

Results for the year ended December 31, 2014 versus the year ended December 31, 2013 and for the three months ended March 31, 2015 and 2014 (unaudited)

Revenue:

Revenue increased 30.9% to US$3,213,068 for the year ended December 31, 2014 from US$2,454,541 for the same period in 2013. The increase was primarily due to increases in the quantity of products sold with an increased number of retail stores. The Company opened 10 new stores during the year ended December 31, 2014. We also provided a broader range of products, e.g. mattresses under the BEMCO brand name for the first time, which helped to contribute to the increase in revenue.

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Cost of revenue:

Cost of revenues was US$2,369,455 for the year ended December 31, 2014 which represents an increase of 14.86% when compared to US$2,062,873 for same period in 2013. The increase was due to a higher amount of goods sold.

Purchasing quantity has been increased, and the Company received better trade terms as a result of the higher volumes of goods being purchased.

Selling Expenses:

Selling expenses increased from US$17,076 for the year ended December 31, 2013 to US$192,174 for the year ended December 31, 2014 because we opened 10 new stores in 2014 and hired additional sales staff for these new stores.

Revenue for the three months ended March 31, 2015:

Revenue decreased in 26% from US$819,883 for the three months ended March 31, 2014 to US$609,788 for the three months ended March 31, 2015. The decrease was due primarily we received a one-time large order from our one of customers in 2014.

Cost of Revenue for the three months ended March 31, 2015:

Cost of revenue decreased 28% from US$531,353 for the three months ended March 31, 2014 to US$382,780 for the period ended March 31, 2015 because of the non-recurring large order received in 2014.

Selling Expenses for the three months ended March 31, 2015:

Selling expenses were down 2% from US$58,214 for the three months ended March 31, 2014 to US%56,971for the three months ended March 31, 2015. There change was not significant.

General and Administrative Expenses: Total general and administrative expenses increased from $297,986 for the year ended December 31, 2013 to $474,023 for the same period in 2014. This was an increase of $176,037 or 59%. The increase in general and administrative expenses can be attributed to higher administrative costs incurred by the Company in 2014 over 2013. The increase was mainly attributed to the increases in staff salaries of US$133,633 and office expenses of US$42,404.

General and administrative expenses for the three months ended March 31, 2015 were US$149,605 compared to $94,259 for the three months ended March 31, 2014. This increase in expenses of 58.7% for the three months ended March 31, 2015 over the same period in 2014 resulted from higher administrative costs for the same period in 2015. The increase was mainly attributed to the increases in staff salary of US$35,797 and office expenses of US$19,521.

We expect that the expenses we will incur for accounting and legal expenses as a reporting company will total approximately $60,000 per year and this is not expected to have a significant effect on the results of our operations.

Income Tax: During the periods ending December 31, 2014 and 2013, the Company incurred no tax and its subsidiary paid tax as a foreign corporation.

For the three month periods ended March 31, 2015 and 2014, the Company paid tax as a foreign corporation.

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Net Income: The Company recorded a net income of $143,216 for the year ending December 31, 2014 compared to net income of US$ 41,336 for the same period in 2013, an increase of US$ 101,880 . The significant increase in income was due to the Company’s increased revenues and lower per unit cost of revenues.

For the three months ended March 31, 2015, our net income was US$ 48,159 compared to net income of $110,049 for the same period in 2014. The decrease in 2015 from 2014 is a direct result of higher general and administrative costs and lower revenues than in 2014.

LIQUIDITY AND CAPITAL RESOURCES

The Company’s liquidity and capital is dependent on the Company continuing to increase its revenues and the capital it can raise to continue the Company’s development and expansion of its product lines. The Company estimates that its current and available capital resources are sufficient to fund its planned operations through the first quarter of 2016. According to our estimates, the cost of our planned operations of 2015 and our business forecast, the Company has enough income and reserves to fund its operations through the first quarter of 2016; however, we may need additional funds of approximately $150,000 for the remainder of the year. If we have a shortfall of capital, we will consider the following options: (1) increase our shareholder capital injection, (2) solicit additional investors and (3) attempt to secure loans from financial institutions. We believe we have a good credit history due to our timely loan repayments which may allow the Company to negotiate more favorable terms borrow money from banks although there can be no assurances of this.

Historically, our operations had been financed by the current shareholders and short-term bank borrowings. Apart from the injection of capital, the current shareholders have also made loans to the company. The loans are unsecured, non-interest bearing and repayable at demand. Going forward, the current shareholders will continue to finance the company’s operations and we also plan to secure additional financing with sales of equity through private placements, and short-term borrowings from banks. The Company may raise outside capital through loans and equity sales.

Working Capital: At December 31, 2014, the Company had working capital of $39,723 with current assets of $1, 750,411 and current liabilities of $1,710,688. The current assets consisted of cash of $515,053, inventory of $700,530, trade receivables of $302,587, deposit of $9,672, other receivables of $171,937, advances to suppliers of $42,379 and loans to related parties of $8,163. The current liabilities of the Company at December 31, 2014 are composed primarily of loans from related parties of $ 338,887, accounts payable of $644,970, short term bank loans of $254,978, advances from customers of $20,639 and income tax payable of $14,361.

At March 31, 2015, the Company had working capital of $101,491 with current assets of US $ 1,366,125 and current liabilities of US $ 1, 264,634. The current assets consisted of cash of US$ 418,589, inventory of US$ 771,199, trade receivables of US $ 136,815, other receivables of US$ 17,237 and loans to related parties of $861. The current liabilities of the Company at March 31, 2015 are composed primarily of loans from related parties of US$ 339,349, accounts payable of US$ 519,303, other payables of US$ 3,293 and income tax payable of US$ 35,509.

Our business generates revenue in the currency of the PRC, Renminbi (“RMB”). RMB is still not a freely exchangeable currency. Since 1998, the State Administration of Foreign Exchange of China has promulgated a series of circulars and rules in order to enhance verification of foreign exchange payments under a Chinese entity's current account items, and has imposed strict requirements on borrowing and repayments of foreign exchange debts from and to foreign creditors under the capital account items and on the creation of foreign security in favor of foreign creditors.

This may complicate foreign exchange payments to foreign creditors under the current account items and thus may affect the ability to borrow under international commercial loans, the creation of foreign security, and the borrowing of RMB under guarantees in foreign currencies. Moreover, the value of RMB may become subject to supply and demand, which could be largely impacted by international economic and political environments. Any fluctuations in the exchange rate of RMB could have an adverse effect on the operational and financial condition of the Company and its subsidiaries in China.

In an effort to eliminate concerns over the ability to transfer cash between entities, cross border and to U.S. investor, Guangzhou Smartfame Co., Ltd. (“Guangzhou Smartfame”), our subsidiary and parent company to Yuewin Trading Ltd. (“Yuewin”), is incorporated in China as a wholly-owned foreign enterprise (“WOFE”). Because of such WOFE status, any profit (after tax) distribution received by Guangzhou Smartfame from Yuewin can be freely transferred back to YIL in Hong Kong Dollars, which is not subject any restriction on its conversion into any foreign currency.

Operating Activities: Net cash provided by operating activities during the year ending December 31, 2014, was $618,407 compared to cash used of $353,329 for the same period in 2013. This represents a positive increase of $971,736.

In 2014, the $618,407 cash generated was primarily contributed by $143,216 net income, $47,496 advances to suppliers, $258,261 other receivable, $250,788 accounts payable, $18,336 other payables, $370,717 payable to related parties while used $134,318 in trade receivable, $336,865 in inventories. There are several reasons that caused this change in our operating activities. Our inventory increased in the year 2014 by $88,773 in anticipation of projected sales increases for Chinese New Year and our accounts receivables increasing since we added additional stores. As we opened more self-managed stores in shopping malls, we increased our inventory proportionally for the new store(s) but the payment terms for each shopping mall are different as well as the volume of sales produced by each store monthly. The shopping malls settle the sales generated by our products in terms from 30 days to 60 days to 90 days. As we open more direct owned self-managed stores, our sales volume increased along with the longer collection terms, causing our accounts receivable to increase in amount and reflecting a longer time before collection of the sales proceeds.

In 2013, the $353,329 cash used was primarily derived from $103,042 trade receivable, 321,138 inventories, $400,148 other receivables, $83,263 other payables which partially offset by cash generated from $41,336 net income, 133,972 advances to suppliers, $123,394 from accounts payable and $262,225 payables to related parties.

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Net cash provided by operating activities for the three month period ended March 31, 2015 was US$158,290.

Investing Activities: Net cash used in investing activities was $6,288 for the year ended December 31, 2014 and $6,815 for the same period in 2013. Net cash used in investing activities was $972 for the three month period ended March 31, 2015.

Financing Activities: Net cash provided by financing was US$239,806 for the year ending December 31, 2014 compared to net cash provided of $474,471 for the same period in 2013. This was primarily comprised of proceeds from bank loans in 2013 and the repayment of principal of those bank loans in 2014.

Net cash provided by financing was $255,044 for the period ended March 31, 2015. This was primarily comprised of proceeds from bank loans in 2013 and the repayment of principal of those bank loans in 2015.

As of December 31, 2014, the Company had total assets of $1,761,857 and total liabilities of $1,710,688. Stockholders’ equity as of December 31, 2014 was $51,169 compared to a deficit of $92,049 at December 31, 2013.

As of March 31, 2015, the Company had total assets of US$1,366,125 and total liabilities of US$1,264,634. Stockholders’ equity as of March 31, 2015 was US$101,491.

NEED FOR ADDITIONAL FINANCING:

Our capital needs over the five years will be approximately $9,000,000 for opening additional stores, acquiring other operators and expanding our operations.

Critical Accounting Policies

Our financial statements and accompanying notes have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

We regularly evaluate the accounting policies and estimates that we use to prepare our financial statements. In general, management's estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management.

Going Concern

Although AWC (CPA) Limited did not express a going concern opinion because the Company had achieved positive shareholders’ equity $51,169, attained $143,216 net income and provided $618,407 cash flow from operating activities in 2014, we are dependent upon obtaining long-term financing to pursue any extensive activities in the coming years. The continuation of the Company as a going concern is dependent upon the ability of the company to obtain necessary long-term equity financing to the attainment of continuing profitable operations in the future.

Our continued operations are dependent on our ability to complete equity or debt financing activities or to generate continuous successful profitable operations so that the Company can be survived as a going concern.

Future Financings

We will continue to rely on equity sales of our common shares in order to continue to fund our business operations. Issuances of additional shares will result in dilution to existing stockholders. There is no assurance that we will achieve any additional sales of the equity securities or arrange for debt or other financing to fund planned acquisitions and exploration activities.

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Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

Contractual Obligations

We are a smaller reporting company as defined by Rule 12b-2 of the Securities Exchange Act of 1934 and are not required to provide the information under this item.

Selected Financial Data

We are a smaller reporting company as defined by Rule 12b-2 of the Securities Exchange Act of 1934 and are not required to provide the information under this item.

Quantitative and Qualitative Disclosure about Market Risk

We are a smaller reporting company as defined by Rule 12b-2 of the Securities Exchange Act of 1934 and are not required to provide the information under this item.

ITEM 3 – PROPERTIES

We currently lease 800 sq. ft. of office space on a long-term lease that expires on December 31, 2016. The current yearly lease amount is $34,168 or approximately $2,850 per month. The space is adequate for our present needs. Our telephone number is (852) 28062312. We do not currently maintain any other office facilities.

ITEM 4 – SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Owners

The following table sets forth certain information concerning the number of shares of common stock owned beneficially as of April 20, 2015 by: (i) each of our directors; (ii) each of our named executive officers; and (iii) each person or group known by us to beneficially own more than 5% of our outstanding shares of common stock. Unless otherwise indicated, the shareholders listed below possess sole voting and investment power with respect to the shares they own.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
Common	Amax Deluxe Limited(2) Rm 10 Wellborne Commercial Centre 8 Java Road North Point, Hong Kong	9,770,000	97.70%

Common	Riggs Cheung* 41 Bobolink Drive Levittown NY 11756	0	0%

Common	Tao Wang*(2) 41 Bobolink Drive Levittown NY 11756	4,396,500	43.97%

Common	Chi Keung Henry Ching* 41 Bobolink Drive Levittown NY 11756	0	0%

Common	Curtis Riley* 41 Bobolink Drive Levittown NY 11756	0	0%

Common	All directors and executive officers as a group (4 persons)	4,396,500	43.97%

__________________

* Denotes officer and/or director

(1) The number and percentage of shares beneficially owned is determined under rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days through the exercise of any stock option or other right. The persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

(2) Tao Wang, an officer and director of the Company, owns 45% of Amax Deluxe Limited and is an officer and director of Amax. He is deemed to be a control person of Amax and is noted as having a beneficial interest in the shares of the Company owned by Amax along with Cheung Kuen Harry, who owns 55% of Amax The shares listed for Mr. Wang represent his percentage of indirect ownership of the shares owned in the Company by Amax.

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ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

Identification of Directors and Executive Officers

The following table sets forth the names and ages of our current directors and executive officers:

Name	Age	Position With the Company	Director Since
Tao Wang	35	CEO, Director	April, 2015
Riggs Cheung	43	CFO, Director	December, 2014
Chi Keung Henry Ching	65	COO, Director	April, 2015
Curtis Riley	54	Director	April, 2015

The board of directors does not have a Nominating, Audit or Compensation Committee at this time.

Term of Office

Each director serves until our next annual meeting of the stockholders unless they resign earlier. The Board of Directors elects officers and their terms of office are at the discretion of the Board of Directors. Each of our directors serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office.

Background and Business Experience

The business experience during the past five years of the person presently listed above as an Officer or Director of the Company is as follows:

TAO WANG, CEO, Director. Mr. Wang has been with the Company since April, 2015 and is a Director of the Company and CEO. Mr. Wang founded Yuewin and has worked in Yuewin since its inception. Mr. Wang is responsible for the strategic planning for the Company.

Mr. Wang was appointed as sole agent for BEMCO in the Guangdong and Guangxi Provinces and opened the first BEMCO store in 2006. By 2007, Mr. Wang was operating 8 stores in two provinces. In 2008, Mr. Wang incorporated Yuewin and obtained the agency to sell Whinny in the Guangdong and Guangxi Provinces. Thinking of the long term development for Yeuwin and to expand the business into other provinces, Mr. Wang created the Sleepaid Brand. Mr. Wang has 13 years’ experience of product development, procurement and marketing in retailing business. Mr. Wang is responsible for daily operation and strategic planning for the Company. Prior to starting Yeuwin, Mr. Wang worked for the Taiwan Icon Information Technology Company Limited from 2001 to 2006. Mr. Wang is a graduate of the Beijing University with a major in marketing. Mr. Wang is also an officer, director and shareholder of AMAX Deluxe Limited, the majority shareholder of the Company.

RIGGS CHEUNG, CFO, Director. Mr. Cheung has been with the Company since December, 2014 and serves as its CFO and a director. Mr. Cheung has worked in two of the top five electronic and household home appliances companies, Media Group and TCL Group. Prior to joining the Company, Mt. Cheung was US marketing representative for both these companies. Since 2006, Mr. Riggs has also been Marketing Director for America Asia Travel Center, in its New York Branch. Mr. Riggs attended City University of New York – Manhattan College and received an Associate’s Degree in Art in 1997. Mr. Riggs brings to the Company an understanding of US business culture which is an invaluable asset for the Company in the future.

CHI KEUNG HENRY CHING, COO, Director. Mr. Ching has been with the Company since April, 2015 and serves as COO and director. Since 2005, Mr. Ching has served as vice president for US sales for Taiyi Ceramic (Yixing) Co. Mr. Ching’s expertise lies in the area of global supply chain. Mr. Ching has a BBA in International Marketing from Bernard Baruch College of the City College of New York as well as a Master’s of Business Administration from Western New England College.

CURTIS RILEY, Director. Mr. Riley has been with the Company since April, 2015 as a director. With over 25 years of experience, Mr. Riley is an internationally recognized Business Development Executive with an impressive track record of forging strategic partnerships, completing M&A transactions, and structuring large scale outsourcing arrangements between the Fortune 500 & service providers in India, China, South America, and Europe.

Mr. Riley’s expertise is in assisting companies to capitalize on innovating technologies by expanding globally. Mr. Riley was one the first 100 employees at Yahoo! Enterprise Solutions, which took Yahoo’s technology to Corporate America. He was also on the forefront of creating large-scale procurement & logistics portals for Commerce One. From an investment perspective, Mr. Riley assisted the Hong Kong government in creating an international investment platform as well as founding zero2OTC in Hong Kong to facilitate IPOs of main land China companies in the US.

Since 2013, Mr. Riley has been managing partner of Cayman Capital Partners, Ltd. Mr. Riley also serves as executive director of global channels for gen-E Technologies, a position that he has held since 2012. Previously, Mr. Riley was vice president of business development for Allsec Technologies from July 2011 until June 2012. From 2009 through 2010, Mr. Riley served as director of business development for NEC Corporation. Mr. Riley has a Bachelor of Science in Electrical Engineering from the University of Texas at Austin and attended the Graduate Business School at Texas Christian University.

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Identification of Significant Employees

As of the date of this Report, other than our current directors and officers, we have no other full-time or part-time employees.

Family Relationship

We currently do not have any officers or directors of our company who are related to each other.

Involvement in Certain Legal Proceedings

During the past ten years no director, executive officer, promoter or control person of the Company has been involved in the following:

(1) A petition under the Federal bankruptcy laws or any state insolvency law which was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

(2) Such person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3) Such person was the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

i. Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

ii. Engaging in any type of business practice; or

iii. Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

(4) Such person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (f) (3) (i) of this section, or to be associated with persons engaged in any such activity;

(5) Such person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

(6) Such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

23

(7) Such person was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, of finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

i. Any Federal or State securities or commodities law or regulation; or

ii. Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

iii. Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

(8) Such person was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

PTS, Inc., a minority shareholder of the Company, is considered a “promoter” under the federal securities laws, since it incorporated the Company as a wholly owned subsidiary of it. PTS, Inc. is a Nevada corporation. PTS incorporated the Company in December, 2014 and was issued 230,000 shares of the Company’s common stock in a private transaction which was exempt from registration pursuant to Regulation D and Section 4(2) of the Securities Act of 1933, as amended. The shares were issued as reimbursement for PTS’ payment of all the expenses incurred in the Company’s incorporation, which PTS paid.

Audit Committee and Audit Committee Financial Expert

The Company does not have an audit committee or an audit committee financial expert (as defined in Item 407 of Regulation S-K) serving on its Board of Directors.

The Company intends to establish an audit committee of the board of directors, which will consist of independent directors. The audit committee’s duties will be to recommend to the Company’s board of directors the engagement of an independent registered public accounting firm to audit the Company’s financial statements and to review the Company’s accounting and auditing principles. The audit committee will review the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent registered public accounting firm, including their recommendations to improve the system of accounting and internal controls. The audit committee will at all times be composed exclusively of directors who are, in the opinion of the Company’s board of directors, free from any relationship which would interfere with the exercise of independent judgment as a committee member and who possess an understanding of financial statements and generally accepted accounting principles.

ITEM 6. EXECUTIVE COMPENSATION

The following table sets forth the compensation paid to our executive officers during the twelve month periods ended December 31, 2014 and 2013:

		Annual compensation			Long-term compensation
Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other annual compensation ($)	Restricted stock award (s)($)	Securities underlying options/ SARs (#)	Payouts LTIP payouts ($)	All other compensation ($)	Total Compensation
Tao Wang, CEO	2014 2013 2012	- - -	- - -	- - -	- - -	- - -	- - -	- - -	- - -

Riggs Cheung, CFO	2014 2013 2012	- - -	- - -	- - -	- - -	- - -	- - -	- - -	- - -

Chi Keung Henry Ching, COO	2014 2013 2012	- - -	- - -	- - -	- - -	- - -	- - -	- - -	- - -

As of March 31, 2015, the Company has no other Executive Compensation issues which would require the inclusion of other mandated table disclosures.

24

Narrative Disclosure to Summary Compensation Table

There are no compensatory plans or arrangements, including payments to be received from the Company with respect to any executive officer, that would result in payments to such person because of his or her resignation, retirement or other termination of employment with the Company, or its subsidiaries, any change in control, or a change in the person’s responsibilities following a change in control of the Company.

Outstanding Equity Awards at Fiscal Year-End

There were no outstanding equity awards to our executive officers as of December 31, 2014 and none have been issued during the current year.

OPTION AWARDS

No officer or director of the Company received any equity awards or holds exercisable or un-exercisable options, as of the year ended December 31, 2014 and no officer or director has been awarded any equity awards or options curing the current year.

Pension, Retirement or Similar Benefit Plans

As of December 31, 2014, we had no pension plans or compensatory plans or other arrangements which provide compensation in the event of termination of employment or change in control. There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the Board of Directors or a committee thereof.

Compensation of Directors

Our directors receive no extra compensation for their service on our board of directors.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Director Independence

For purposes of determining director independence, we have applied the definitions set out in NASDAQ Rule 5605(a)(2). The OTCBB on which shares of Common Stock are quoted does not have any director independence requirements. The NASDAQ definition of “Independent Officer” means a person other than an Executive Officer or employee of the Company or any other individual having a relationship which, in the opinion of the Company's Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

According to the NASDAQ definition, Curtis Riley is the only independent director of the Company. All the other directors are not independent directors because they are also executive officers of the Company.

Related Party Transactions

The Company has outstanding loans from related parties totaling US$338,888 as of December 31, 2014. The loans are unsecured, non-interest bearing and are payable upon demand.

With regard to any future related party transaction, we plan to fully disclose any and all related party transactions in the following manor:

Disclosing such transactions in reports where required;

Disclosing in any and all filings with the SEC, where required;

Obtaining disinterested directors consent; and

Obtaining shareholder consent where required.

Review, Approval or Ratification of Transactions with Related Persons

We are a smaller reporting company as defined by Rule 12b-2 of the Securities Exchange Act of 1934 and are not required to provide the information under this item.

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ITEM 8. LEGAL PROCEEDINGS

We know of no material, existing or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which our director, officer or any affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Common Stock

Our common stock is not currently quoted on any stock exchange.

Record Holders

As of April 21, 2015, there were approximately 2 shareholders of record of the common stock.

Repurchases of Equity Securities

We did not purchase any of our equity securities during 2014 and 2013.

Equity Compensation

During the years ended December 31, 2014 and 2013, respectively, we did not issue any shares of our common stock to consultants. We may from time to time issue additional shares to our consultants, employees or directors at the discretion of our board of directors.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

As part of the Exchange, the Company issued unregistered securities to the following entities in exchange for their respective shares of YIL.

The following entities purchased unregistered securities in the above-referenced private placement.

Date	Name	No. of Shares	Exemption Relied Upon
4/15/2015	Amax Deluxe Ltd	9,770,000	Regulation S, Section 4(2)
12/14/2014	PTS Inc.	230,000	Regulation D, Section 4(2)

The Company relied on Regulation D and Section 4(2) of the Securities Act of 1933, as amended, as the stock sales were not part of a public offering but were private transactions done in compliance with Regulation D and Section 4(a)(2).

ITEM 11. DESCRIPTION OF THE REGISTRANT’S SECURITIES

Common Stock

Our authorized capital stock consists of 65,000,000 shares of $0.001 par value common stock and 10,000,000 shares of $0.001 par value preferred stock. Each share of common stock entitles a stockholder to one vote on all matters upon which stockholders are permitted to vote. No stockholder has any preemptive right or other similar right to purchase or subscribe for any additional securities issued by us, and no stockholder has any right to convert the common stock into other securities. No shares of common stock are subject to redemption or any sinking fund provisions. All the outstanding shares of our common stock are fully paid and non-assessable. Subject to the rights of the holders of the preferred stock, if any, our stockholders of common stock are entitled to dividends when, as and if declared by our board from funds legally available therefore and, upon liquidation, to a pro-rata share in any distribution to stockholders. We do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future.

26

Pursuant to our Articles of Incorporation, our board has the authority, without further stockholder approval, to provide for the issuance of up to 10,000,000 shares of our preferred stock in one or more series and to determine the dividend rights, conversion rights, voting rights, rights in terms of redemption, liquidation preferences, the number of shares constituting any such series and the designation of such series. Our board has the power to afford preferences, powers and rights (including voting rights) to the holders of any preferred stock preferences, such rights and preferences being senior to the rights of holders of common stock. No shares of our preferred stock are currently outstanding. Although we have no present intention to issue any shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, may have the effect of delaying, deferring or preventing a change in control of our company.

Dividends

We have never paid any cash dividends on our common stock. We intend to retain and use any future earnings for the development and expansion of business and do not anticipate paying any cash dividends in the foreseeable future.

We refer you to our Certificate of Incorporation, Bylaws and the applicable provisions of the Nevada Private Corporations Law for a more complete description of the rights and liabilities of holders of our securities.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

We have the authority under the Nevada Private Corporation Law to indemnify our directors and officers to the extent provided for in such statute. Set forth below is a discussion of Nevada law regarding indemnification which we believe discloses the material aspects of such law on this subject. The Nevada law provides, in part, that a corporation may indemnify a director or officer or other person who was, is or is threatened to be made a named defendant or respondent in a proceeding because such person is or was a director, officer, employee or agent of the corporation, if it is determined that such person:

* conducted himself in good faith;

* reasonably believed, in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation's best interest and, in all other cases, that his conduct was at least not opposed to the corporation's best interests; and

* in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful.

A corporation may indemnify a person under the Nevada law against judgments, penalties, including excise and similar taxes, fines, settlement, unreasonable expenses actually incurred by the person in connection with the proceeding. If the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification is limited to reasonable expenses actually incurred by the person in connection with the proceeding, and shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation. The corporation may also pay or reimburse expenses incurred by a person in connection with his appearance as witness or other participation in a proceeding at a time when he is not a named defendant or respondent in the proceeding.

Our Articles of Incorporation provides that none of our directors shall be personally liable to us or our stockholders for monetary damages for an act or omission in such directors' capacity as a director; provided, however, that the liability of such director is not limited to the extent that such director is found liable for (a) a breach of the directors' duty of loyalty to us or our stockholders, (b) an act or omission not in good faith that constitutes a breach of duty of the director to us or an act or omission that involves intentional misconduct or a knowing violation of the law, (c) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, or (d) an act or omission for which the liability of the director is expressly provided under Nevada law. Limitations on liability provided for in our Articles of Incorporation do not restrict the availability of non-monetary remedies and do not affect a director's responsibility under any other law, such as the federal securities laws or state or federal environmental laws.

We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as executive officers and directors. The inclusion of these provisions in our Articles of Incorporation may have the effect of reducing a likelihood of derivative litigation against our directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of case, even though such an action, if successful, might otherwise have benefitted us or our stockholders.

Our Bylaws provide that we will indemnify our directors to the fullest extent provided by Nevada Private Corporation Law and we may, if and to the extent authorized by our board of directors, so indemnify our officers and other persons whom we have the power to indemnify against liability, reasonable expense or other matters.

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Regarding indemnification for liabilities arising under the Securities Act of 1933 which may be permitted for directors or officers pursuant to the foregoing provisions, we are informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, as expressed in the Act and is therefore unenforceable.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The Company’s financial statements and notes thereto for the years ended December 31, 2014 and 2013 are exhibits to this Registration Statement.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

Copies of the following documents are included as exhibits to this Form 10 pursuant to item 601 of Regulation S-K. All exhibits have been previously filed unless otherwise noted.

Exhibit No.	Reference No.	Title of Document
3(i)*	3.01	Articles of Incorporation

3(ii)*	3.02	Bylaws

4**	4.01	Specimen Stock Certificate

10(i)*	10.01	Exchange Agreement

______________

* Previously filed

** To be filed by amendment

28

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SLEEPAID HOLDING CO.

Date: September 15, 2015	By:	/s/ Tao Wang
	Name:	Tao Wang
	Title:	CEO

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Date: September 15, 2015	By:	/s/ Tao Wang
Tao Wang
CEO, Director

Date: September 15, 2015	By:	/s/ Riggs Cheung
Riggs Cheung
CFO, Director

Date: September 15, 2015	By:	/s/ Chi Keung Henry Ching
Chi Keung Henry Ching
COO, Director

Date: September 15, 2015	By:	/s/ Curtis Riley
Curtis Riley
Director

29

Table of Contents

SLEEPAID HOLDING CO

Report of Independent Registered Public Accounting Firm	31
Balance Sheets as of December 31, 2014 and March 31, 2015 (Unaudited)	32
Statements of Operations for the period from December 17, 2014 (inception) through December 31, 2014 and the three months ended March 31, 2015 (Unaudited)	33
Statements of Stockholder’s Deficit for the period from December 17, 2014 (inception) through December 31, 2014 and the three months ended March 31, 2015 (Unaudited)	34
Statements of Cash Flows for the period from December 17, 2014 (inception) through December 31, 2014 and the three months ended March 31, 2015 (Unaudited)	35
Notes to the Financial Statements	36

30

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Sleepaid Holding, Co.

North Point, Hong Kong

We have audited the accompanying balance sheet of Sleepaid Holding, Co. (the “Company”) as of December 31, 2014 and the related statements of operations, stockholders’ deficit and cash flows for the period from December 17, 2014 (inception) through December 31, 2014. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audit, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2014, and the results of its operations and its cash flows for the period from December 17, 2014 (inception) through December 31, 2014, inconformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has no assets and an accumulated deficit, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

May 21, 2015

31

SLEEPAID HOLDING CO.

BALANCE SHEETS

	March 31, 2015	December 31, 2014
(Unaudited)
ASSETS
Total assets	$--	$--

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Total liabilities	$--	$--

Stockholders’ deficit:
Preferred stock, $0.001 par value,10,000,000 authorized, none issued and outstanding	--	--
Common stock, $0.001 par value, 65,000,000 authorized, 230,000 issued and outstanding	230	230
Accumulated deficit	(230)	(230)
Total stockholders’ deficit	--	--

Total liabilities and stockholder’ deficit	$--	$--

The accompanying notes are an integral part of these financial statements.

32

SLEEPAID HOLDING CO.

STATEMENTS OF OPERATIONS

	Three Months Ended March 31, 2015	December 17, 2014 (Inception) Through December 31, 2014
	(Unaudited)

Operating expenses:
General and administrative expense	$--	$230
Loss from operations	--	(230)

Net loss	$--	$(230)

Net loss per share, basic and diluted	$(0.00)	$(0.00)

Weighted average number of shares outstanding, basic and diluted	230,000	230,000

The accompanying notes are an integral part of these financial statements.

33

SLEEPAID HOLDING CO.

STATEMENT OF STOCKHOLDERS’ DEFICIT

DECEMBER 17, 2014 (INCEPTION) THROUGH DECEMBER 31, 2014 AND

THREE MONTHS ENDED MARCH 31, 2015 (UNAUDITED)

			Additional		Total
	Common Stock		Paid-In	Accumulative	Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance at December 17, 2014 (Inception)	--	$--	$--	$--	$--
Founder shares issued for formation	230,000	230	--	--	230
Net loss	--	--	--	(230)	(230)

Balance at December 31, 2014	230,000	230	--	(230)	--
Net loss	--	--	--	--	--

Balance at March 31, 2015 (Unaudited)	230,000	$230	$--	$(230)	$--

The accompanying notes are an integral part of these financial statements.

34

SLEEPAID HOLDING CO.

STATEMENTS OF CASH FLOWS

	Three Months Ended March 31, 2015	December 17, 2014 (Inception) Through December 31, 2014
(Unaudited)
Cash flows from operating activities:
Net loss	$--	$(230)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Founder shares issued for formation	--	230
Changes in operating assets and liabilities:
Net cash used in operating activities	--	--

Net increase (decrease) in cash	--	--
Cash – beginning of year	--	--
Cash – end of year	$--	$--

SUPPLEMENT DISCLOSURES:
Interest paid	$--	$--
Income taxes paid	--	--

The accompanying notes are an integral part of these financial statements.

35

SLEEPAID HOLDING CO.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND NATURE OF BUSINESS

Sleepaid Holding Co., a Nevada corporation (“Sleepaid” or the “Company”), was incorporated on December 17, 2014. The Company was formed to seek an acquisition of an ongoing business.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

Accounting Method

The Company’s financial statements are prepared using the accrual method of accounting. The Company has elected a fiscal year ending on December 31.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Property and Equipment

Property and equipment are carried at the cost of acquisition and depreciated over the estimated useful lives of the assets. Costs associated with repair and maintenance is expensed as incurred. Costs associated with improvements which extend the life, increase the capacity or improve the efficiency of our property and equipment are capitalized and depreciated over the remaining life of the related asset. Gains and losses on dispositions of equipment are reflected in operations. Depreciation is provided using the straight-line method over the estimated useful lives of the assets.

Impairment of Long-Lived Assets

The Company reviews the carrying value of its long-lived assets annually or whenever events or changes in circumstances indicate that the historical-cost carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the asset by comparing the undiscounted future net cash flows expected to result from the asset to its carrying value. If the carrying value exceeds the undiscounted future net cash flows of the asset, an impairment loss is measured and recognized. An impairment loss is measured as the difference between the net book value and the fair value of the long-lived asset. Fair value is estimated based upon either discounted cash flow analysis or estimated salvage value.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. The Company’s significant estimates include the fair value of common stock issued for services. Actual results could differ from those estimates.

36

Income Taxes

Deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is established when necessary to reduce deferred tax assets to the amounts expected to be realized.

The Company accounts for income taxes under the provisions of Financial Accounting Standards Board Accounting Standards Codification ("ASC") 740, Accounting for Income Taxes. It prescribes a recognition threshold and measurement attributes for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. As a result, the Company has applied a more-likely-than-not recognition threshold for all tax uncertainties. The guidance only allows the recognition of those tax benefits that have a greater than 50% likelihood of being sustained upon examination by the various taxing authorities.

The Company classifies penalties and interest related to unrecognized tax benefits as income tax expense in the Consolidated Statements of Operations.

Basic and Diluted Net Loss per Share

Basic and diluted net loss per share calculations are calculated on the basis of the weighted average number of common shares outstanding during the year. Diluted loss per share calculations includes the dilutive effect of common stock. Basic and diluted net loss per share is the same due to the absence of common stock equivalents.

Recent Accounting Pronouncements

Because the Company has been recently organized and has not yet transacted any business, the new accounting standards have no significant impact on the financial statements and related disclosures. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

NOTE 3 - GOING CONCERN

The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company, as shown in the accompanying consolidated balance sheets, has no assets and an accumulated deficit of $230 as of December 31, 2014 and $230 as of March 31, 2015. The Company has not established any source of revenue to cover its operating costs. These factors raise substantial doubt about the company’s ability to continue as a going concern.

The Company will engage in very limited activities that must be satisfied in cash until a source of funding is secured. The Company will offer noncash consideration and seek equity lines as a means of financing its operations. If the Company is unable to obtain revenue producing contracts or financing or if the revenue or financing it does obtain is insufficient to cover any operating losses it may incur, it may substantially curtail or terminate its operations or seek other business opportunities through strategic alliances, acquisitions or other arrangements that may dilute the interests of existing stockholders.

37

NOTE 4 - INCOME TAXES

At December 31, 2014, the Company had a federal net operating loss carry forward of approximately $230, which expires in varying amounts in 2034.

Components of net deferred tax assets, including a valuation allowance, are as follows at December 31, 2014:

2014
Deferred Tax Assets:

Net Operating Loss	$81
Less: Valuation Allowance	(81)
Net Deferred Tax Assets	$--

In assessing the recovery of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in the periods in which those temporary differences become deductible. Management considers the scheduled reversals of future deferred tax assets, projected future taxable income, and tax planning strategies in making this assessment. As a result, management determined it was more likely than not the deferred tax assets would not be realized as of December 31, 2014.

NOTE 5 - COMMON STOCK

On December 17, 2014 the Company issued 230,000 common founders shares to its parent Company PTS, Inc. for formation of the Company value at par of $230.

NOTE 6 - SUBSEQUENT EVENTS

On April 15, 2015, the Company entered into an exchange agreement with the shareholders of Yugosu Investments Limited (“YIL”), a company incorporated under the laws of Hong Kong. As a result of that exchange, the Company issued shares of its common stock in exchange for all the issued and outstanding shares of YIL. YIL is a wholly owned subsidiary of the Company as a result of the Exchange. As part of the Exchange, the Company issued a total of 9,770,000 shares of its common stock to YIL’s sole shareholder, AMAX Deluxe Limited (“AMAX”), a British Virgin Islands company (“BVI”) in a private transaction pursuant to exemptions from registration under the federal securities laws.

In accordance with FASB ASC 855 the Company’s management reviewed all material events through the date of this report, which is the date the financial statements were available to be issued, and there are no additional material subsequent events to report.

38

YUGOSU INVESTMENT LIMITED

CONTENTS PAGES

39

AWC (CPA) LIMITED CERTIFIED PUBLIC ACCOUNTANTS 7th Floor, Nan Dao Commercial Building 359-361 Queen’s Road Central Hong Kong Tel : 2851 7954 Fax: 2545 4086

To:	The board of directors and shareholders of Yugosu Investment Limited

Report of Independent Registered Public Accounting Firm

We have audited the accompanying consolidated balance sheet of Yugosu Investment Limited (the “Company”) as of December 31, 2014 and 2013, and the related statements of consolidated income and comprehensive income, consolidated stockholders' equity and consolidated cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2014 and 2013, the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Hong Kong, China February 20, 2015	AWC (CPA) LIMITED Certified Public Accountants

40

YUGOSU INVESTMENT LIMITED

CONSOLIDATED BALANCE SHEET

AS AT DECEMBER 31, 2014 AND 2013

(Stated in US Dollars)

	December 31,
	2014	2013
ASSETS
Current assets
Cash and cash equivalents	$515,053	$143,010
Trade receivables, net	302,587	169,009
Prepaid expenses	-	7,077
Deposit	9,762	-
Inventories	700,530	365,585
Advances to suppliers	42,379	90,342
Loans to related parties	8,163	-
Other receivables	171,937	432,437
Total current assets	$1,750,411	$1,207,460
Non-current assets
Property, plant and equipment, net	$11,446	$8,376
Total non-current assets	$11,446	$8,376
TOTAL ASSETS	$1,761,857	$1,215,836

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term bank loans	$254,978	$457,966
Current maturities of long-term debt	-	23,926
Loans from related parties	338,887	371,322
Director current accounts	402,278	14,243
Income tax payables	14,361	8,248
Accounts payable	644,870	396,156
Other payables	19,590	1,243
Other tax payables	14,118	-
Accrued expenses	967	-
Advances from customers	20,639	19,312

Total current liabilities	$1,710,688	$1,292,416

Non-current liabilities
Long-term bank loan	$-	$15,469

Total non-current liabilities	$-	$15,469

TOTAL LIABILITIES	$1,710,688	$1,307,885

41

YUGOSU INVESTMENT LIMITED

CONSOLIDATED BALANCE SHEET

AS AT DECEMBER 31, 2014 AND 2013

(Stated in US Dollars)

	December 31,
	2014	2013

STOCKHOLDERS’ EQUITY
Common stock, HK$1 (equivalent to US$0.128) par value; 10,000 shares authorized; 10,000 shares issued and outstanding at December 31, 2014 and December 31, 2013	$1,280	$1,280
Retained earnings (Accumulated deficit)	61,115	(82,101)
Accumulated other comprehensive(loss) income	(11,226)	(11,228)
TOTAL STOCKHOLDERS’ EQUITY	$51,169	$(92,049)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,761,857	$1,215,836

See accompanying notes to financial statements

42

YUGOSU INVESTMENT LIMITED

STATEMENTS OF CONSOLIDATED INCOME AND COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

(Stated in US Dollars)

	Years Ended December 31,
	2014	2013

Net revenues	$3,213,068	$2,454,541
Cost of revenues	(2,369,455)	(2,062,873)

Gross profits	$843,613	$391,668

Operating expenses:
Selling	(192,174)	(17,076)
General and administrative	(474,023)	(297,986)

Total operating expenses	(666,197)	(315,062)

Operating income (loss)	$177,416	$76,606

Non-operating income (expenses)
Interest expenses	(28,693)	(24,302)
Interest income	6,608	523
Other (expenses) income	27,720	(1,548)

Income from operations before Taxes	$183,051	$51,279

Income taxes expenses	(39,835)	(9,943)

Net income (loss)	$143,216	$41,336
Foreign currency translation adjustment	2	(7,447)
Comprehensive income (loss)	$143,218	$33,889

Net income(loss) per share:
-Basic	14.32	4.13
-Diluted	14.32	4.13

Weighted average no. of common stock:
-Basic	10,000	10,000
-Diluted	10,000	10,000

See accompanying notes to financial statements

43

YUGOSU INVESTMENT LIMITED

STATEMENT OF CONSOLIDATED STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

(Stated in US Dollars)

			Retained	Accumulated
	Common stock		earnings	Other
	Number of		(accumulated	comprehensive
	shares	Amount	deficits)	loss	Total

Balance, December 31, 2013	$10,000	1,280	(82,101)	(11,228)	(92,049)
Net income	-	-	143,216	-	143,216
Foreign currency translation adjustment	-	-	-	2	2

Balance, December 31, 2014	$10,000	1,280	61,115	(11,226)	51,169

See accompanying notes to financial statements

44

YUGOSU INVESTMENT LIMITED

STATEMENT OF CONSOLIDATED CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

(Stated in US Dollars)

	Years Ended December 31,
	2014	2013
Cash flows from operating activities
Net income (loss)	$143,216	$41,336
Depreciation	3,175	1,834

Adjustments to reconcile net loss to net cash provided by operating activities:
Trade receivable	(134,318)	(103,042)
Inventories	(336,865)	(321,138)
Advances to suppliers	47,496	133,972
Other prepayments	(2,722)	(6,981)
Other receivables	258,261	(400,148)
Receivables to related parties	(8,163)	481
Accounts payable	250,788	123,394
Other payables	18,336	(83,263)
Customers deposits	1,427	(9,156)
Income tax payables	6,156	8,136
Payables to related parties	370,717	262,225
Accrued liabilities	903	(979)
Net cash provided by (used in) operating activities	$618,407	$(353,329)

Cash flows from investing activities
Purchases of property, plant and equipment	$(6,288)	$(6,815)
Net cash used in investing activities	$(6,288)	$(6,815)

Cash flows from financing activities
Proceeds from bank loans	$-	$529,186
Principal repayments of bank loans	(239,806)	(54,715)
Net cash provided by financing activities	$(239,806)	$474,471
Net cash and cash equivalents sourced	$372,313	$114,327

Effect of foreign currency translation on cash and cash equivalents	(270)	3,882

Cash and cash equivalents–beginning of years	143,010	24,801
Cash and cash equivalents–end of years	$515,053	$143,010

Supplementary cash flow information:
Interest paid	28,693	24,302

See accompanying notes to financial statements

45

YUGOSU INVESTMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

(Stated in US Dollars)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

Yugosu Investment Limited (“the Company”) was incorporated in Hong Kong on March 28, 2007 and established a fiscal year end of December 31.

Guangzhou Smartfame Co., Ltd (“Guangzhou Smartfame”), the wholly owned subsidiary of the Company, is incorporated under the laws of the PRC as a limited company on June 25, 2013.

Yuewin Trading Ltd (“Yuewin”), the wholly owned subsidiary of Guangzhou Smartfame, is incorporated under the laws of the PRC as a limited company on March 24, 2008.

The Company and its subsidiaries (hereinafter, collectively referred to as the “Group”) are engaged in operating mattress and bedroom products retail outlets.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Method of accounting

The Company maintains its general ledger and journals with the accrual method accounting for financial reporting purposes. The consolidated financial statements and notes are representations of management. Accounting policies adopted by the Company conform to generally accepted accounting principles in the United States of America and have been consistently applied in the presentation of consolidated financial statements.

46

YUGOSU INVESTMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

(Stated in US Dollars)

(b)	Principles of consolidation

The consolidated financial statements are presented in US Dollars and include the accounts of the Company and its subsidiary. All significant inter-company balances and transactions are eliminated in consolidation.

The following table depicts the identity of the wholly owned subsidiary:

	Place of	Attributable equity	Registered
Name of subsidiary	Incorporation	interest %	capital

Guangzhou Smartfame Co., Ltd	PRC	100	RMB 3,000,000

Yuewin Trading Ltd	PRC	100	RMB 500,000

(c)	Use of estimates

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ materially from those estimates.

(d)	Economic and political risks

The Company’s operation is conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

47

YUGOSU INVESTMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

(Stated in US Dollars)

(e)	Property, plant and equipment

Plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the plant and equipment are as follows:

Furniture and fixtures	5 years
Office equipment	3 - 5 years
Motor vehicles	4 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of operation.

(f)	Accounting for the impairment of long-lived assets

The Company periodically evaluates the carrying value of long-lived assets to be held and used, including intangible assets subject to amortization, when events and circumstances warrant such a review, pursuant to the guidelines established in ASC No. 360. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair market values are reduced for the cost to dispose.

During the reporting years, there was no impairment loss.

(g)	Cash and concentration of risk

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company maintains bank accounts in Hong Kong. The subsidiaries of the Company maintain bank accounts in the PRC.

(h)	Income taxes

The Company accounts for income tax using an asset and liability approach and allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

48

YUGOSU INVESTMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

(Stated in US Dollars)

(i)	Foreign currency translation

The accompanying consolidated financial statements are presented in United States dollars. The functional currency of the Company is the Hong Kong Dollar (HK$) and Renminbi (RMB). The consolidated financial statements are translated into United States dollars from RMB at year-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

The exchange rates used to translate amounts in HK$ and RMB into USD for the purposes of preparing the consolidated financial statements were as follows:

	2014	2013
Year end HKD: USD exchange rate	7.7577	7.7548
Average yearly HKD : USD exchange rate	7.7547	7.7569

	2014	2013
Year end RMB: USD exchange rate	6.1460	6.1140
Average yearly RMB: USD exchange rate	6.1457	6.1982

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into USD at the rates used in translation. In addition, the current foreign exchange control policies applicable in PRC also restrict the transfer of assets or dividends outside the PRC.

(j)	Comprehensive income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other consolidated financial statements. The Company’s current component of comprehensive income is the net income and foreign currency translation adjustment.

49

YUGOSU INVESTMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

(Stated in US Dollars)

(k)	Recently implemented standards

In February 2013, FASB has issued Accounting Standards Update (ASU) No. 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. This ASU improves the transparency of reporting these reclassifications. Other comprehensive income includes gains and losses that are initially excluded from net income for an accounting period. Those gains and losses are later reclassified out of accumulated other comprehensive income into net income. The amendments in this ASU do not change the current requirements for reporting net income or other comprehensive income in financial statements. All of the information that this ASU requires already is required to be disclosed elsewhere in the financial statements under U.S. GAAP.

The new amendments will require an organization to:

•

Present (either on the face of the statement where net income is presented or in the notes) the effects on the line items of net income of significant amounts reclassified out of accumulated other comprehensive income - but only if the item reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period.

•

Cross-reference to other disclosures currently required under U.S. GAAP for other reclassification items (that are not required under U.S. GAAP) to be reclassified directly to net income in their entirety in the same reporting period. This would be the case when a portion of the amount reclassified out of accumulated other comprehensive income is initially transferred to a balance sheet account (e.g., inventory for pension-related amounts) instead of directly to income or expense.

The amendments apply to all public and private companies that report items of other comprehensive income. Public companies are required to comply with these amendments for all reporting periods (interim and annual). A private company is required to meet the reporting requirements of the amended paragraphs about the roll forward of accumulated other comprehensive income for both interim and annual reporting periods. However, private companies are only required to provide the information about the effect of reclassifications on line items of net income for annual reporting periods, not for interim reporting periods. The amendments are effective for reporting periods beginning after December 15, 2012, for public companies and are effective for reporting periods beginning after December 15, 2013, for private companies. Early adoption is permitted.

50

YUGOSU INVESTMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

(Stated in US Dollars)

In March 2013, FASB has issued Accounting Standards Update (ASU) No. 2013-05, Foreign Currency Matters (Topic 830). This ASU resolve the diversity in practice about whether Subtopic 810-10, Consolidation—Overall, or Subtopic 830-30, Foreign Currency Matters—Translation of Financial Statements, applies to the release of the cumulative translation adjustment into net income when a parent either sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets that is a nonprofit activity or a business (other than a sale of in substance real estate or conveyance of oil and gas mineral rights)within a foreign entity. In addition, the amendments in this Update resolve the diversity in practice for the treatment of business combinations achieved in stages (sometimes also referred to as step acquisitions) involving a foreign entity. This ASU is the final version of Proposed Accounting Standards Update EITF11Ar—Foreign Currency Matters (Topic 830), which has been deleted. The amendments in this Update are effective prospectively for fiscal years (and interim reporting periods within those years) beginning after December 15, 2013. For nonpublic entities the amendments in this Update are effective prospectively for the first annual period beginning after December 15, 2014, and interim and annual periods thereafter. The amendments should be applied prospectively to derecognition events occurring after the effective date. Prior periods should not be adjusted. Early adoption is permitted. If an entity elects to early adopt the amendments, it should apply them as of the beginning of the entity’s fiscal year of adoption.

51

YUGOSU INVESTMENT LIMITED

NOTES TO CONBSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

(Stated in US Dollars)

In July 2013, The FASB has issued ASU No. 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (a consensus of the FASB Emerging Issues Task Force).

U.S. GAAP does not include explicit guidance on the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. The amendments in this ASU state that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except as follows. To the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets.

This ASU applies to all entities that have unrecognized tax benefits when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists at the reporting date. The amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. For nonpublic entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2014. Early adoption is permitted. The amendments should be applied prospectively to all unrecognized tax benefits that exist at the effective date. Retrospective application is permitted.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company’s financial statements upon adoption.

52

YUGOSU INVESTMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

(Stated in US Dollars)

The FASB has issued Accounting Standards Update (ASU) No. 2014-07, Applying Variable Interest Entities Guidance to Common Control Leasing Arrangements. The guidance addresses the consolidation of lessors in certain common control leasing arrangements and is based on a consensus reached by the Private Company Council (PCC). Under current U.S. GAAP, a company is required to consolidate an entity in which it has a controlling financial interest. The assessment of controlling financial interest is performed under either: (a) a voting interest model; or (b) a variable interest entity model. In a variable interest entity model, the company has a controlling financial interest when it has: (a) the power to direct the activities that most significantly affect the economic performance of the entity; and (b) the obligation to absorb losses or the right to receive benefits of the entity that could be potentially significant to the entity. To determine which model applies, a company preparing financial statements must first determine whether it has a variable interest in the entity being evaluated for consolidation and whether that entity is a variable interest entity. The new guidance allows a private company to elect (when certain conditions exist) not to apply the variable interest entity guidance to a lessor under common control. Instead, the private company would make certain disclosures about the lessor and the leasing arrangement.

Under the amendments in this ASU, a private company lessee could elect an alternative not to apply variable interest entity guidance to a lessor when:-The private company lessee and the lessor are under common control;-The private company lessee has a leasing arrangement with the lessor;-Substantially all of the activity between the private company lessee and the lessor is related to the leasing activities (including supporting leasing activities) between those two companies, and-If the private company lessee explicitly guarantees or provides collateral for any obligation of the lessor related to the asset leased by the private company, then the principal amount of the obligation at inception does not exceed the value of the asset leased by the private company from the lessor. If elected, the accounting alternative should be applied to all leasing arrangements meeting the above conditions. The alternative should be applied retrospectively to all periods presented, and is effective for annual periods beginning after December 15, 2014, and interim periods within annual periods beginning after December 15, 2015. Early application is permitted for all financial statements that have not yet been made available for issuance.

53

YUGOSU INVESTMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

(Stated in US Dollars)

The FASB has issued Accounting Standards Update (ASU) No. 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. The amendments in the ASU change the criteria for reporting discontinued operations while enhancing disclosures in this area. It also addresses sources of confusion and inconsistent application related to financial reporting of discontinued operations guidance in U.S. GAAP. Under the new guidance, only disposals representing a strategic shift in operations should be presented as discontinued operations. Those strategic shifts should have a major effect on the organization’s operations and financial results. Examples include a disposal of a major geographic area, a major line of business, or a major equity method investment. In addition, the new guidance requires expanded disclosures about discontinued operations that will provide financial statement users with more information about the assets, liabilities, income, and expenses of discontinued operations. The new guidance also requires disclosure of the pre-tax income attributable to a disposal of a significant part of an organization that does not qualify for discontinued operations reporting. This disclosure will provide users with information about the ongoing trends in a reporting organization’s results from continuing operations. The amendments in this ASU enhance convergence between U.S. GAAP and International Financial Reporting Standards (IFRS). Part of the new definition of discontinued operation is based on elements of the definition of discontinued operations in IFRS 5, Non-Current Assets Held for Sale and Discontinued Operations. The Company does not expect the adoption of 2014-08 to have a material effect on its operating results or financial position. Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company’s financial statements upon adoption.

54

YUGOSU INVESTMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

(Stated in US Dollars)

(l)	Accounts receivable

Accounts receivable is recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An allowance for doubtful accounts is maintained for all customers based on a variety of factors, including the length of time the receivables are past due, significant one-time events and historical experience. Bad debts are written off as incurred. During the reporting years, there were no bad debts.

Outstanding accounts balances are reviewed individually for collectability. The Company does not charge any interest income on trade receivables. Accounts balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. To date, the Company has not charged off any balances as it has yet to exhaust all means of collection.

(m)	Inventories

Inventories primarily consist of merchandise inventories and are stated at lower of cost or market and net realizable value. Cost of inventories is calculated on the weighted average basis which approximates cost.

Management regularly reviews inventories and records valuation reserves for damaged and defective returns, inventories with slow-moving or obsolescence exposure and inventories with carrying value that exceeds market value. Because of its product mix, the Company has not historically experienced significant occurrences of obsolescence.

Inventory shrinkage is accrued as a percentage of revenues based on historical inventory shrinkage trends. The Company performs physical inventory count of its stores once per quarter and cycle counts inventories at its distribution centers once per quarter throughout the year. The reserve for inventory shrinkage represents an estimate for inventory shrinkage for each store since the last physical inventory date through the reporting date.

These reserves are estimates, which could vary significantly, either favorably or unfavorably, from actual results if future economic conditions, consumer demand and competitive environments differ from expectations.

(n)	Revenue recognition

The Company earns revenue by selling merchandise through self-managed retail stores inside shopping malls, franchise stores and wholesale agent.

Revenue from self-managed retail stores inside shopping malls is recognized when merchandise is purchased by and delivered to the customer, confirmed, fixed and reconciled with the shopping malls and collectability is reasonably assured.

Revenue from franchised stores is recognized after goods delivered and cash collected (normally cash on delivery) from the franchise retail stores.

Revenue from wholesale agent is recognized after goods delivered, amount fixed or determined and collectability is reasonably assured.

The Company records sales tax collected from its customers on a net basis, and therefore excludes it from revenue as defined in ASC 605, Revenue Recognition.

(o)	Costs of sales

Cost of sales includes the cost of merchandise, collecting and handling charges based on store sales deducted by landlord, related cost of packaging and shipping cost and the distribution center costs.

55

YUGOSU INVESTMENT LIMITED

NOTES TO CONSOLDIATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

(Stated in US Dollars)

(p)	Operating lease rental

The Company did not have a lease that met the criteria of a capital lease. Leases that do not qualify as a capital lease are classified as an operating lease. Operating lease rental payments included in general and administrative expenses for the years ended December 31, 2014 and 2013 were $37,145 and $26,207, respectively.

(q)	Selling expenses

Selling expenses include store-related expense, other than store occupancy costs, as well as advertising, depreciation and amortization, and certain expenses associated with operating the Company’s corporate headquarters.

(r)	Advertising costs

Advertising costs are expensed as incurred. Advertising expense, net of reimbursement from suppliers, amounted to $1,981and $4,840 for the fiscal year ended December 31, 2014 and 2013, respectively. Advertising expense is included in selling expense in the accompanying consolidated statements of income.

(s)	Concentration of Credit Risk

The Company maintains cash in bank deposit accounts in Hong Kong and PRC. The Company performs ongoing evaluations of this institution to limit its concentration risk exposure.

The Company operates retail stores located in the PRC. Because of this, the Company is subject to regional risks, such as the economy, regional financial conditions and unemployment, weather conditions, power outages, and other natural disasters specific to the region in which the Company operates.

(t)	Retirement Benefit Plans

Full time employees of the Company in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require the Company to make contributions to the government for these benefits based on certain percentages of the employees’ salaries. The Company accounts the mandated defined contribution plan under the vested benefit obligations approach based on the guidance of ASC 715, Compensation—Retirement Benefits.

The total amounts for such employee benefits which were expensed were $33,093and $31,844for the years ended December 31, 2014 and 2013, respectively.

(u)	Segment

In accordance with ASC 280-10, Segment Reporting (“ASC 280-10”), the Company’s chief operating decision makers rely upon consolidated results of operations when making decisions about allocating resources and assessing performance of the Company. As a result of the assessment made by the chief operating decision makers, the Company has only one single operating and geographic segment. The Company does not distinguish between markets or segments for the purpose of internal reporting

56

YUGOSU INVESTMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

(Stated in US Dollars)

3.	CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS

Financial instruments that potentially expose the company to concentrations of credit risk, consists of cash and accounts receivable as of December 31, 2014 and 2013. The Company performs ongoing evaluations of its cash position and credit evaluations to ensure sound collections and minimize credit losses exposure.

As of December 31, 2014 and 2013, all the Company’s bank deposits were conducted with banks in the PRC where there is currently no rule or regulation mandated on obligatory insurance of bank accounts.

For the years ended December 31, 2014 and 2013, all of the Company’s sales were generated from the PRC.

The maximum amount of loss exposure due to credit risk that the Company would bear if the counter parties of the financial instruments failed to perform represents the carrying amount of each financial asset on the balance sheet.

Normally, the Company does not require collateral from customers or debtors.

Accounts Receivable

Customer	Accounts Receivable at December 31, 2014		Accounts Receivable at December 31, 2013
A	$63,026	29%	$38,802	23%
B	48,832	22%	32,238	19%
C	17,899	8%	30,423	18%
D	15,808	7%	2,044	1%
	$145,565	66%	$103,507	61.00%

Accounts Payable

Supplier	Accounts Payable at December 31, 2014		Accounts Payable at December 31, 2013
A	$306,418	51%	$114,614	29%
B	129,859	22%	106,665	27%
C	66,694	11%	78,281	20%
D	40,752	7%	-	-
E	40,468	7%	-	-
	$584,191	98%	$299,560	76%

57

YUGOSU INVESTMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

(Stated in US Dollars)

4.	PROPERTY, PLANT AND EQUIPMENT, NET

Details of property, plant and equipment are as follows:

	December 31,
	2014	2013
At cost
Furniture and fixtures	$8,730	8,776
Office equipments	20,077	19,582
Motor vehicles	25,675	20,085
	54,482	48,443
Less: accumulated depreciation	(43,036)	(40,067)
	$11,446	8,376

Depreciation expense included in the selling expenses for the year ended December 31, 2014 was $1,287 (2013: $501).

Depreciation expense included in the general and administrative expenses for the year ended December 31, 2014 was $1,888 (2013: $2,837).

5.	ACCOUNTS PAYABLES

 Accounts receivables were comprised of the following:

	December 31,
	2014	2013

Trade payables	$644,870	396,156

6.	OTHER RECEIVABLES

Other receivables were comprised of the following:

	December 31,
	2014	2013

Loan advances to unrelated parties	$5,512	873
Disbursement and advances to employees	162,707	430,184
Deposits paid	3,718	1,380

	$171,937	432,437

Loan advances to unrelated parties were unsecured, interest-free and repayable on demand.

58

YUGOSU INVESTMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

(Stated in US Dollars)

7.	SHORT-TERM BANK LOANS

Short-term bank loans have been fully repaid in 2014, consist of the following:

	December 31,
	2014	2013

Loans from ICBC, interest rates at 6% per annum, due May 7, 2014	$-	$245,340
Loans from ICBC, interest rates at 6% per annum, due February 24, 2014	237,694	212,626
Monthly installment loans from Standard Chartered Bank, interest rates at 1.71% per month , fully settled on March 31,2015	17,284	39,395
	-	-
	$254,978	$497,361

Interest expense for the years ended December 31, 2014 and 2013 were $24,068 and $21,250 respectively.

8.	OTHER PAYABLES

               Other payables were comprised of the following:

	December 31,
	2014	2013

Loan advances from unrelated parties	$25	108
Sundries	3,294	1,135
Deposit received	16,271
	$19,590	1,243

59

YUGOSU INVESTMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

(Stated in US Dollars)

9.	LONG-TERM BANK LOANS

Long-term bank loans have been fully repaid in 2014, consist of the following:

	December 31,
	2014	2013

Monthly installment loans from Standard Chartered Bank, interest rates at 1.71% per month, fully settled on March 31, 2015	$17,284	$39,395
Current maturities of long-term debt	(17,284)	(23,926)
	$-	$15,469

Interest expense for the years ended December 31, 2014 and 2013 were $6,051and $3,052 respectively.

10.	INCOME TAXES

The Company is subject to the Hong Kong profits tax rate of 16.5%. No provision for income taxes in the Hong Kong or elsewhere has been made as the Company had no taxable income for the years ended December 31, 2014 and 2013.

A reconciliation between the income tax computed at the H.K. statutory rate for income tax and taxable income was as follows:

	December 31,
	2014	2013
Profit (Loss) before income tax	$(3,481)	$34,025
Temporary Difference	-	-
Permanent Difference – off-shore income	-	(34,025)
Taxable income	$(3,481)	$-
Hong Kong Income Tax rate	16.5%	16.5%
Current tax credit	$574	$-
Less: Valuation allowance	(574)	-
Income tax expenses	$-	$-

Guangzhou Smartfame and Yuewin were incorporated in the PRC and are subjected to income taxes under the current laws of the PRC. The EIT rate of PRC was 25% for the years ended December 31, 2014 and 2013.

Profit (loss) before income tax of $186,532 and $17,254 for the years ended December 31, 2014 and 2013, respectively, were attributed to operations in China. The income tax expenses consisted of the following:

	December 31,
	2014	2013
Profit before income tax	$186,532	$17,254
Temporary Difference	(27,192)	22,325
Permanent Difference	-	191
Taxable income	$159,340	$39,770
China Enterprise Income Tax rate	25%	25%
Current tax expenses	$39,835	$9,943
Less: Valuation allowance	-	-
Income tax expenses	$39,835	$9,943

No deferred tax has been provided as there are no material temporary differences arising during the years ended December 31, 2014 and 2013.

60

YUGOSU INVESTMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

(Stated in US Dollars)

11.	COMMITMENTS

The Company has operating lease agreements for office premises, which expiring through December 31, 2016. Future minimum rental payments under agreements classified as operating leases with non-cancellable terms for the next one year and thereafter as follows:

December 31,
2015	$34,168
2016 and thereafter	36,082

$70,250

Rental expense paid for the years ended December 31, 2014 and 2013 were $32,802 and $28,262 respectively.

12.	SEGMENT INFORMATION

FASB Accounting Standard Codification Topic 280 (ASC 280) “Segment Reporting” establishes standards for reporting information about operating segments in financial statements. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance.

In 2014, the Company is regarded as a single operating segment, being engaged in the operating of mattress and bedroom products retail outlets. This principal activity and geographical market are substantially based in Hong Kong and the Mainland China, accordingly, no operating or geographical segment information are presented.

61

YUGOSU INVESTMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

(Stated in US Dollars)

13.	NET INCOME (LOSS) PER SHARE

A reconciliation of the numerator and denominator of basic and diluted net income (loss) per share (“EPS”) is provided as follows:

	December 31,
	2014	2013
Numerator
Net Income	$143,216	$41,336

Denominator
Weighted average shares – Basic EPS	10,000	10,000
Weighted average shares – Diluted EPS	10,000	10,000

Net income (loss) per share – Basic and Diluted
EPS - basic and diluted	$14.32	$4.13

14.	RELATED PARTY TRANSACTIONS

Related party transactions comprised of loans from related parties and from director by director current account. As of December 31, 2014 and 2013, the loans from related parties were $338,887 and $385,565; the director current accounts were $402,278 and nil. All of those loans were provided for the Company’s working capital, did not have collateral, bear no interest and repayable on demand. Detailed loansfrom related parties are listed as below:

	December 31
	2014	2013
Cheung Yee Man(a)	$32,541	$--
Cheung Hang, Dennis(b)	53,693	--
Yugosu International Limited(c)	252,653	251,363
Shareholder’s controlling companies(d)	--	81,780
Other related parties(e)	--	38,179
Total loans from related parties	$338,887	$371,322

(a) & (b) Close family member of shareholder Cheung Kuen, Harry.

(c) & (d) With common shareholder Cheung Kuen, Harry.

(e) The other miscellaneous related parties.

15.	SUBSEQUENT EVENTS

The Company has evaluated all other subsequent events through February 20, 2015, the date these financial statements were issued, and determined that there were no other subsequent events or transactions that require recognition or disclosures in the financial statements.

62

YUGOSU INVESTMENT LIMITED

CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2014 AND 2013 AND MARCH 31, 2015 (Unaudited)

(Stated in US Dollars)

	March 31, 2015	December 31, 2014	December 31, 2013
	(Unaudited)	(Audited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$418,589	$515,053	$143,010
Trade receivables, net	136,815	302,587	169,009
Prepaid expense	--	--	7,077
Deposit	9,803	9,762	--
Inventories	771,199	700,530	365,585
Advances to suppliers	--	42,379	90,342
Loans to related parties	861	8,163	--
Other receivables	17,237	171,937	432,437
Total current assets	1,354,504	1,750,411	1,207,460

Property plant and equipment, net	11,621	11,446	8,376
Total assets	$1,366,125	$1,761,857	$1,215,836

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Short term banks loan	$--	$254,978	$457,966
Current maturities of long term debt	--	--	23,926
Loan from related parties	339,349	338,887	371,322
Director current accounts	366,342	402,278	14,243
Income tax	35,509	14,361	8,248
Accounts payable	519,303	644,870	396,156
Other payables	3,293	19,590	1,243
Other tax payables	--	14,118	--
Accrued expense	838	967	--
Advances from customers	--	20,639	19,312
Total current liabilities	1,264,634	1,710,688	1,292,416

Long term liabilities
Long term bank debt	--	--	15,469

Total liabilities	1,264,634	1,710,688	1,307,885

Stockholders’ equity (deficit):
Common stock, HK$1 (equivalent to US$0.128) par value: 10,000 shares authorized; 10,000 shares issued and outstanding at March 31, 2015, December 31,2014 and December 31, 2013	1,280	1,280	1,280
Retained earnings (Accumulated deficit)	109,274	61,115	(82,101)
Accumulated other comprehensive (loss) income	(9,063)	(11,226)	(11,228)
Total stockholders’ equity (deficit )	101,491	51,169	(92,049)
Total liabilities and stockholder equity	$1,366,125	$1,761,857	$1,215,836

63

YUGOSU INVESTMENT LIMITED

CONSOLIDATED STATEMENT OF INCOME AND COMPREHENSIVE INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2015 AND 2014 (Unaudited)

(Stated in US Dollars)

	Three Months Ended March 31,
	2015	2014
Net revenues	$609,788	$819,883
Cost of revenues	(382,780)	(531,353)
Gross profit	227,088	288,530

Operating expenses:
Selling	56,971	58,214
General and administrative	149,605	94,259
Total operating expense	206,576	152,473
Operating income	20,432	136,057

Other income (expense)
Interest income	20	--
Interest expense	(10,790)	(6,511)
Other (expense) income	62,369	13,283
Total other income/expense	51,599	6,772

Income from operations before tax	72,031	142,829

Income tax expense	(23,872)	(32,780)

Net income	$48,159	$110,049

Foreign currency translation adjustment	2,162	24
Comprehensive income	$50,321	$110,073

Net income per share, basic and diluted	$5.03	$11.00

Weighted average number of shares outstanding, basic and diluted	10,000	10,000

64

YUGOSU INVESTMENT LIMITED

STATEMENT OF CONSOLIDATED STOCKHOLDERS’ EQUITY

FOR THE THREE MONTHS ENDED MARCH 31, 2015 (Unaudited)

(Stated in US Dollars)

			Retained	Accumulated	Total
	Common Stock		Earnings (Accumulated	Other Comprehensive	Stockholders’ Equity
	Shares	Amount	Deficit)	Loss	(Deficit)
Balance December 31, 2014	10,000	1,280	61,115	(11,226)	51,169

Net income	--	--	48,159	--	48,159
Foreign currency translation	--	--	--	2,163	2,163

Balance March 31, 2015 (Unaudited)	10,000	1,280	109,274	(9,063)	101,491

65

YUGOSU INVESTMENT LIMITED

STATEMENT OF CONSOLIDATED CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2015 AND 2014 (Unaudited)

(Stated in US Dollars)

	Three Months Ended March 31,
	2015	2014
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	$48,159	$110,049
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	844	837
Changes in operating assets and liabilities:
Trade receivables	166,327	(45,681)
Inventories	(67, 498)	(156,193)
Advances to suppliers	42,390	97,419
Other receivables	154,811	--
Accounts payable	(127,746)	177,326
Other payables	(16,315)	--
Customer deposits	(20,644)	(19,312)
Income tax payable	6,885	--
Payables to related parties	(36,097)	--
Accrued liabilities	(129)	--
Other liabilities	7,303	--
Net cash provided by (used in) operating activities	158,290	164,445

Cash flows from investing activities
Interest received	--	--
Purchase of property, plant and equipment	(972)	--
Net cash provided by (used in) investing activities	(972)	--

Cash flows from financing activities:
Interest paid	--	--
Repayment of advances from related parties	--	(104,391)
Principal repayment of bank loan	(255,044)	(7,632)
Net cash provided by (used in) financing activities	(255,044)	(112,023)

Effect of foreign currency translation on cash	1,262	12,752

Net increase (decrease) in cash	(96,464)	65,174
Cash – beginning of year	515,053	143,010
Cash – end of year	$418,589	$208,184

SUPPLEMENT DISCLOSURES:
Interest paid	$--	$--
Income taxes paid	$--	$--

66

YUGOSU INVESTMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2015 AND 2014 (Unaudited)

(Stated in US Dollars)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

Yugosu Investment Limited (“the Company”) was incorporated in Hong Kong on March 28, 2007 and established a fiscal year end of December 31.

Guangzhou Smartfame Co., Ltd (“Guangzhou Smartfame”), the wholly owned subsidiary of the Company, is incorporated under the laws of the PRC as a limited company on June 25, 2013.

Yuewin Trading Ltd (“Yuewin”), the wholly owned subsidiary of Guangzhou Smartfame, is incorporated under the laws of the PRC as a limited company on March 24, 2008.

The Company and its subsidiaries (hereinafter, collectively referred to as the “Group”) are engaged in operating mattress and bedroom products retail outlets.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Method of accounting

The Company maintains its general ledger and journals with the accrual method accounting for financial reporting purposes. The consolidated financial statements and notes are representations of management. Accounting policies adopted by the Company conform to generally accepted accounting principles in the United States of America and have been consistently applied in the presentation of consolidated financial statements.

67

YUGOSU INVESTMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2015 AND 2014 (Unaudited)

(Stated in US Dollars)

(b)	Principles of consolidation

The consolidated financial statements are presented in US Dollars and include the accounts of the Company and its whole owned subsidiary. All significant inter-company balances and transactions are eliminated in consolidation.

The following table depicts the identity of the subsidiary:

	Place of	Attributable equity	Registered
Name of subsidiary	Incorporation	interest %	capital

Guangzhou Smartfame Co., Ltd	PRC	100	RMB 3,000,000

Yuewin Trading Ltd	PRC	100	RMB 500,000

(c)	Use of estimates

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ materially from those estimates.

(d)	Economic and political risks

The Company’s operation is conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

68

YUGOSU INVESTMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2015 AND 2014 (Unaudited)

(Stated in US Dollars)

(e)	Property, plant and equipment

Plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the plant and equipment are as follows:

Furniture and fixtures	5 years
Office equipment	3 - 5 years
Motor vehicles	4 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of operation.

(f)	Accounting for the impairment of long-lived assets

The Company periodically evaluates the carrying value of long-lived assets to be held and used, including intangible assets subject to amortization, when events and circumstances warrant such a review, pursuant to the guidelines established in ASC No. 360. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair market values are reduced for the cost to dispose.

During the reporting years, there was no impairment loss.

(g)	Cash and concentration of risk

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company maintains bank accounts in Hong Kong. The subsidiaries of the Company maintain bank accounts in the PRC.

(h)	Income taxes

The Company accounts for income tax using an asset and liability approach and allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

69

YUGOSU INVESTMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2015 AND 2014 (Unaudited)

(Stated in US Dollars)

(i)	Foreign currency translation

The accompanying consolidated financial statements are presented in United States dollars. The functional currency of the Company is the Hong Kong Dollar (HK$) and Renminbi (RMB). The consolidated financial statements are translated into United States dollars from RMB at year-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

The exchange rates used to translate amounts in HK$ and RMB into USD for the purposes of preparing the consolidated financial statements were as follows:

	2015	2014
Three months and Year end HKD: USD exchange rate	7.7545	7.7577
Average quarterly and yearly HKD : USD exchange rate	7.7556	7.7547

	2015	2014
Three months and Year end RMB: USD exchange rate	6.1206	6.1460
Average quarterly and yearly RMB: USD exchange rate	6.1444	6.1457

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into USD at the rates used in translation. In addition, the current foreign exchange control policies applicable in PRC also restrict the transfer of assets or dividends outside the PRC.

(j)	Comprehensive income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other consolidated financial statements. The Company’s current component of comprehensive income is the net income and foreign currency translation adjustment.

70

YUGOSU INVESTMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2015 AND 2014 (Unaudited)

(Stated in US Dollars)

(k)	Recently implemented standards

The FASB has issued Accounting Standards Update (ASU) No. 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. The amendments in the ASU change the criteria for reporting discontinued operations while enhancing disclosures in this area. It also addresses sources of confusion and inconsistent application related to financial reporting of discontinued operations guidance in U.S. GAAP. Under the new guidance, only disposals representing a strategic shift in operations should be presented as discontinued operations. Those strategic shifts should have a major effect on the organization’s operations and financial results. Examples include a disposal of a major geographic area, a major line of business, or a major equity method investment. In addition, the new guidance requires expanded disclosures about discontinued operations that will provide financial statement users with more information about the assets, liabilities, income, and expenses of discontinued operations. The new guidance also requires disclosure of the pre-tax income attributable to a disposal of a significant part of an organization that does not qualify for discontinued operations reporting. This disclosure will provide users with information about the ongoing trends in a reporting organization’s results from continuing operations. The amendments in this ASU enhance convergence between U.S. GAAP and International Financial Reporting Standards (IFRS). Part of the new definition of discontinued operation is based on elements of the definition of discontinued operations in IFRS 5, Non-Current Assets Held for Sale and Discontinued Operations. The Company does not expect the adoption of 2014-08 to have a material effect on its operating results or financial position. Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company’s financial statements upon adoption.

The FASB has issued Accounting Standards Update (“ASU”) No. 2015-01 about Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items. The objective is to reduce the cost and complexity of income statement presentation by eliminating the concept of extraordinary items while maintaining or improving the usefulness of the information provided to the users of financial statements. The extraordinary items must met two criteria’s: unusual nature and infrequency of occurrence. If an event or transaction meets the criteria for extraordinary classification, an entity is required to segregate the extraordinary item from the results of ordinary operations and show the item separately in the income statement, net of tax, after income from continuing operations. The entity also is required to disclose applicable income taxes and either. This amendment will be effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2015. The Board decided to permit early adoption provided that the guidance is applied from the beginning of the fiscal year of adoption.

71

YUGOSU INVESTMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2015 AND 2014 (Unaudited)

(Stated in US Dollars)

The FASB has issued ASU No. 2015-03 about Simplifying the Presentation of Debt Issuance Costs. The objective is to require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this Update. For public business entities, the amendments in this Update are effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. For all other entities, the amendments in this Update are effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within fiscal years beginning after December 15, 2016. Early adoption of the amendments in this Update is permitted for financial statements that have not been previously issued.

The FASB has issued ASU No. 2015-06 about Topic 260, Earnings Per Share, which contains guidance that addresses master limited partnerships that originated from Emerging Issues Task Force (EITF) Issue No. 07-4. This amendment in this Update specify that for purposes of calculating historical earnings per unit under the two-class method, the earnings (losses) of a transferred business before the date of a dropdown transaction should be allocated entirely to the general partner. In that circumstance, the previously reported earnings per unit of the limited partners (which is typically the earnings per unit measure presented in the financial statements) would not change as a result of the dropdown transaction. Qualitative disclosures about how the rights to the earnings (losses) differ before and after the dropdown transaction occurs for purposes of computing earnings per unit under the two-class method also are required. The amendments in this Update are effective for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. Earlier application is permitted.

The FASB has issued ASU No. 2015-07 about Topic 820, Fair Value Measurement, which permits a reporting entity, as a practical expedient, to measure the fair value of certain investments using the net asset value per share of the investment. The amendments in this Update remove the requirement to categorize within the fair value hierarchy all investments for which fair value is measured using the net asset value per share practical expedient. The amendments also remove the requirement to make certain disclosures for all investments that are eligible to be measured at fair value using the net asset value per share practical expedient. Rather, those disclosures are limited to investments for which the entity has elected to measure the fair value using that practical expedient. The amendments in this Update apply to reporting entities that elect to measure the fair value of an investment within the related scope by using the net asset value per share (or its equivalent) practical expedient.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company’s consolidated financial statements upon adoption.

72

YUGOSU INVESTMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2015 AND 2014 (Unaudited)

(Stated in US Dollars)

(l)	Accounts receivable

Accounts receivable is recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An allowance for doubtful accounts is maintained for all customers based on a variety of factors, including the length of time the receivables are past due, significant one-time events and historical experience. Bad debts are written off as incurred. During the reporting years, there were no bad debts.

Outstanding accounts balances are reviewed individually for collectability. The Company does not charge any interest income on trade receivables. Accounts balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. To date, the Company has not charged off any balances as it has yet to exhaust all means of collection.

(m)	Inventories

Inventories primarily consist of merchandise inventories and are stated at lower of cost or market and net realizable value. Cost of inventories is calculated on the weighted average basis which approximates cost.

Management regularly reviews inventories and records valuation reserves for damaged and defective returns, inventories with slow-moving or obsolescence exposure and inventories with carrying value that exceeds market value. Because of its product mix, the Company has not historically experienced significant occurrences of obsolescence.

Inventory shrinkage is accrued as a percentage of revenues based on historical inventory shrinkage trends. The Company performs physical inventory count of its stores once per quarter and cycle counts inventories at its distribution centers once per quarter throughout the year. The reserve for inventory shrinkage represents an estimate for inventory shrinkage for each store since the last physical inventory date through the reporting date.

These reserves are estimates, which could vary significantly, either favorably or unfavorably, from actual results if future economic conditions, consumer demand and competitive environments differ from expectations.

(n)	Revenue recognition

The Company earns revenue by selling merchandise through self-managed retail stores inside shopping malls, franchise stores and wholesale agent.

Revenue from self-managed retail stores inside shopping malls is recognized when merchandise is purchased by and delivered to the customer, confirmed, fixed and reconciled with the shopping malls and collectability is reasonably assured.

Revenue from franchised stores is recognized after goods delivered and cash collected (normally cash on delivery) from the franchise retail stores.

Revenue from wholesale agent is recognized after goods delivered, amount fixed or determined and collectability is reasonably assured.

All revenues are shown net of estimated returns during the relevant period represented by estimated allowance for sales returns based upon historical experience.

The Company records sales tax collected from its customers on a net basis, and therefore excludes it from revenue as defined in ASC 605, Revenue Recognition.

(o)	Costs of sales

Cost of sales includes the cost of merchandise, collecting and handling charges based on store sales deducted by landlord, related cost of packaging and shipping cost and the distribution center costs.

73

YUGOSU INVESTMENT LIMITED

NOTES TO CONSOLDIATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2015 AND 2014 (Unaudited)

(Stated in US Dollars)

(p)	Operating lease rental

The Company did not have a lease that met the criteria of a capital lease. Leases that do not qualify as a capital lease are classified as an operating lease. Operating lease rental payments included in general and administrative expenses for the quarter ended March 31, 2015 and year ended December 31, 2014 were $8,200 and $32,802, respectively.

(q)	Selling expenses

Selling expenses include store-related expense, other than store occupancy costs, as well as advertising, depreciation and amortization, and certain expenses associated with operating the Company’s corporate headquarters.

(r)	Advertising costs

Advertising costs are expensed as incurred. Advertising expense, net of reimbursement from suppliers, amounted to $1,981and $4,840 for the fiscal year ended December 31, 2014 and 2013, respectively. Advertising expense is included in selling expense in the accompanying consolidated statements of income.

(s)	Concentration of Credit Risk

The Company maintains cash in bank deposit accounts in Hong Kong and PRC. The Company performs ongoing evaluations of this institution to limit its concentration risk exposure.

The Company operates retail stores located in the PRC. Because of this, the Company is subject to regional risks, such as the economy, regional financial conditions and unemployment, weather conditions, power outages, and other natural disasters specific to the region in which the Company operates.

(t)	Retirement Benefit Plans

Full time employees of the Company in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require the Company to make contributions to the government for these benefits based on certain percentages of the employees’ salaries. The Company accounts the mandated defined contribution plan under the vested benefit obligations approach based on the guidance of ASC 715, Compensation—Retirement Benefits.

The total amounts for such employee benefits which were expensed were $33,093 and $31,844 for the years ended December 31, 2014 and 2013, respectively.

(u)	Segment

In accordance with ASC 280-10, Segment Reporting (“ASC 280-10”), the Company’s chief operating decision makers rely upon consolidated results of operations when making decisions about allocating resources and assessing performance of the Company. As a result of the assessment made by the chief operating decision makers, the Company has only one single operating and geographic segment. The Company does not distinguish between markets or segments for the purpose of internal reporting

74

YUGOSU INVESTMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2015 AND 2014 (Unaudited)

(Stated in US Dollars)

3.	CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS

Financial instruments that potentially expose the company to concentrations of credit risk, consists of cash and accounts receivable as of March 31, 2015 and December 31, 2014. The Company performs ongoing evaluations of its cash position and credit evaluations to ensure sound collections and minimize credit losses exposure.

As of March 31, 2015 and December 31, 2014, all the Company’s bank deposits were conducted with banks in the PRC where there is currently no rule or regulation mandated on obligatory insurance of bank accounts.

For the years ended March 31, 2015 and December 31, 2014, all of the Company’s sales were generated from the PRC.

The maximum amount of loss exposure due to credit risk that the Company would bear if the counter parties of the financial instruments failed to perform represents the carrying amount of each financial asset on the balance sheet.

Normally, the Company does not require collateral from customers or debtors.

Accounts Receivable

Customer	Accounts Receivable at March 31, 2015		Accounts Receivable at December 31, 2014
A	$27,351	27%	$63,026	29%
B	16,285	16%	48,832	22%
C	15,287	15%	17,899	8%
D	15,187	15%	15,808	7%
	$74,110	73%	$145,565	66%

Accounts Payable

Supplier	Accounts Payable at March 31, 2015		Accounts Payable at December 31, 2014
A	$244,124	49%	$306,418	51%
B	79,251	15%	129,859	22%
C	41,774	8%	66,694	11%
D	40,477	8%	40,752	7%
E	29,029	6%	40,468	7%
	$431,655	86%	$584,191	98%

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YUGOSU INVESTMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2015 AND 2014 (Unaudited)

(Stated in US Dollars)

4.	PROPERTY, PLANT AND EQUIPMENT, NET

Details of property, plant and equipment are as follows:

	March 31, 2015	December 31, 2014
At cost
Furniture and fixtures	$8,766	8,730
Office equipments	21,133	20,077
Motor vehicles	25,782	25,675
	55,681	54,482
Less: accumulated depreciation	(44,060)	(43,036)
	$11,621	11,446

Depreciation expense included in the selling expenses for the quarter ended March 31, 2015 and year ended December 31, 2014 was $297 and $1,024.

Depreciation expense included in the general and administrative expenses for the quarter and year ended March 31, 2015 and December 31, 2014 was $547 and $1,888.

5.	ACCOUNTS PAYABLES

 Accounts receivables were comprised of the following:

	March 31, 2015	December 31, 2014

Trade payables	$519,303	644,870

6.	OTHER RECEIVABLES

 Other receivables were comprised of the following:

	March 31, 2015	December 31, 2014

Loan advances to unrelated parties	$7,646	5,512
Disbursement and advances to employees	5,273	162,707
Deposits paid	4,318	3,718

	$17,237	171,937

Loan advances to unrelated parties were unsecured, interest-free and repayable on demand.

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YUGOSU INVESTMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2015 AND 2014 (Unaudited)

(Stated in US Dollars)

7.	SHORT-TERM BANK LOANS

Short-term bank loans have been fully repaid in 2014, consist of the following:

	March 31, 2015	December 31, 2014

Loans from ICBC, interest rates at 6% per annum, due May 7, 2014	$-	$-
Loans from ICBC, interest rates at 6% per annum, due February 24, 2014	-	237,694
Monthly installment loans from Standard Chartered Bank, interest rates at 1.71% per month , fully settled on March 31, 2015	-	17,284
	-	-
	$-	$254,978

Interest expense for the quarter and year ended March 31, 2015 and December 31, 2014 were $2,197 and $24,068 respectively.

8.	OTHER PAYABLES

Other payables were comprised of the following:

	March 31, 2015	Decembeer 31, 2014

Loan advances from unrelated parties	$530	25
Sundries	2,763	3,294
Deposit received	-	16,271
	$3,293	19,590

77

YUGOSU INVESTMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2015 AND 2014 (Unaudited)

(Stated in US Dollars)

9.	LONG-TERM BANK LOANS

Long-term bank loans have been fully repaid in 2014, consist of the following:

	March 31, 2015	December 31, 2014

Monthly installment loans from Standard Chartered Bank, interest rates at 1.71% per month, fully settled on March 31, 2015	$-	$17,284
Current maturities of long-term debt	-	(17,284)
	$-	$-

Interest expense for the quarter and year ended March 31, 2015 and December 31, 2014 were $1,354 and $6,051 respectively.

10.	INCOME TAXES

The Company is subject to the Hong Kong profits tax rate of 16.5%. No provision for income taxes in the Hong Kong or elsewhere has been made as the Company had no taxable income for the quarter and year ended March 31, 2015 and December 31, 2014.

A reconciliation between the income tax computed at the H.K. statutory rate for income tax and taxable income was as follows:

	March 31, 2015	December 31, 2014
Profit (Loss) before income tax	$(13,577)	$(3,481)
Temporary Difference	-	-
Permanent Difference	-	-
Taxable income	$(13,577)	$(3,481)
Hong Kong Income Tax rate	16.5%	16.5%
Current tax credit	$2,240	$574
Less: Valuation allowance	(2,240)	(574)
Income tax expenses	$-	$-

Guangzhou Smartfame and Yuewin were incorporated in the PRC and are subjected to income taxes under the current laws of the PRC. The EIT rate of PRC was 25% for the quarter and year ended March 31, 2015 and December 31, 2014.

Profit (loss) before income tax of $85,608 and $186,532 for the quarter and year ended March 31, 2015 and December 31, 2014, respectively, were attributed to operations in China. The income tax expenses consisted of the following:

	March 31, 2015	December 31, 2014
Profit before income tax	$85,608	$186,532
Temporary Difference	9,880	(27,192)
Permanent Difference	-	-
Taxable income	$95,488	$159,340
China Enterprise Income Tax rate	25%	25%
Current tax expenses	$23,872	$39,835
Less: Valuation allowance	-	-
Income tax expenses	$23,872	$39,835

No deferred tax has been provided as there are no material temporary differences arising during the quarter and year ended March 31, 2015 and December 31, 2014.

78

YUGOSU INVESTMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2015 AND 2014 (Unaudited)

(Stated in US Dollars)

11.	COMMITMENTS

The Company has operating lease agreements for office premises, which expiring through December 31, 2016. Future minimum rental payments under agreements classified as operating leases with non-cancellable terms for the next one year and thereafter as follows:

December 31,
2015	$34,168
2016 and thereafter	36,082

$70,250

Rental expense paid for the quarter and year ended March 31, 2015 and December 31, 2014 were $8,200 and $32,802 respectively.

12.	SEGMENT INFORMATION

FASB Accounting Standard Codification Topic 280 (ASC 280) “Segment Reporting” establishes standards for reporting information about operating segments in financial statements. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance.

In 2015, the Company is regarded as a single operating segment, being engaged in the operating of mattress and bedroom products retail outlets. This principal activity and geographical market are substantially based in Hong Kong and the Mainland China, accordingly, no operating or geographical segment information are presented.

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YUGOSU INVESTMENT LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2015 AND 2014 (Unaudited)

(Stated in US Dollars)

13.	NET INCOME (LOSS) PER SHARE

A reconciliation of the numerator and denominator of basic and diluted net income (loss) per share (“EPS”) is provided as follows:

	March 31, 2015	December 31, 2014
Numerator
Net Income	$50,321	$143,218

Denominator
Weighted average shares – Basic EPS	10,000	10,000
Weighted average shares – Diluted EPS	10,000	10,000

Net income (loss) per share – Basic and Diluted
EPS - basic and diluted	$5.03	$14.32

14.	RELATED PARTY TRANSACTIONS

Related party transactions comprised of loans from related parties and from director by director current account. As of March 31, 2015 and December 31, 2014, the loans from related parties were $339,349 and $338,887; the loans from shareholder were $366,342 and $402,278. Both of them did not have collateral, bear no interest and repayable on demand.

Detailed loansfrom related parties are listed as below:

	March 31, 2015	December 31, 2014
Cheung Yee Man(a)	$32,585	$32,541
Cheung Hang, Dennis(b)	53,766	53,693
Yugosu International Limited(c)	252,998	252,653
Total loans from related parties	$339,349	$338,887

(a) & (b) Close family member of shareholder Cheung Kuen, Harry.

(c) With common shareholder Cheung Kuen, Harry.

15.	SUBSEQUENT EVENTS

The Company has evaluated all other subsequent events through May 26, 2015, the date these financial statements were issued, and determined that there were no other subsequent events or transactions that require recognition or disclosures in the financial statements.

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SLEEPAID HOLDING CO

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS FOR THE PERIOD FROM

INCEPTION THROUGH DECEMBER 31, 2014 AND THREE MONTHS ENDED MARCH 31, 2015

The following unaudited pro forma combined financial statements give effect to the acquisition by Sleepaid Holding Co (“Sleepaid” or the “Company”), and Yugosu Investments Limited. On April 15, 2015, Sleepaid entered into an exchange agreement (the “Exchange”) with the shareholders of Yugosu Investments Limited (“YIL”), a company incorporated under the laws of Hong Kong. As a result of that exchange, the Company issued shares of its common stock in exchange for all the issued and outstanding shares of YIL. YIL is a wholly owned subsidiary of the Company as a result of the Exchange. As part of the Exchange, the Company issued a total of 9,770,000 shares of its common stock, in restricted form, to YIL’s sole shareholder, AMAX Deluxe Limited (“AMAX”), a British Virgin Islands company (“BVI”).

As the owners and management of Yugosu obtained voting and operating control of Sleepaid as a result of the closing of the Transaction, and Sleepaid was a “shell company” prior to the closing of the Transaction, the Transaction has been accounted for as a “reverse merger” recapitalization of Sleepaid, with Yugosu deemed to be the accounting acquirer for accounting purposes. Accordingly, Yugosu’s assets, liabilities and results of operations will become the historical financial statements of Sleepaid, and Sleepaid’s assets, liabilities and results of operations will be consolidated with Yugosu’s effective as of the date of the closing of the Transaction. No step-up in basis or intangible assets or goodwill was recorded in connection with the Transaction.

The unaudited pro forma combined balance sheet as of March 31, 2015 and the unaudited combined statements of operations for the three month period ended March 31, 2015 and the year ended December 31, 2014 presented herein give effect to the Transaction as if it had occurred at the beginning of such period, and include certain adjustments that are directly attributable to the Transaction, which are expected to have a continuing impact on Yugosu, and are factually supportable, as summarized in the accompanying notes.

The unaudited pro forma combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the consolidated financial position or results of operations in future periods, or the results that actually would have been realized had Yugosu and Sleepaid been a combined company during the specified periods. The unaudited pro forma combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical financial statements of Yugosu and Sleepaid included in Sleepaid’s Form 10.

81

SLEEPAID HOLDING CO.

UNAUDITED PROFORMA CONSOLIDATED BALANCE SHEET

AS OF MARCH 31, 2015

	Sleepaid	Yugosu	Pro Forma Adjustments	Pro Forma Combined
ASSETS
Current Assets
Cash	$--	$418,589	$--	$418,589
Trade receivables -net	--	136,815	--	136,815
Inventory	--	771,199	--	771,199
Loans- related party	--	861	--	861
Other receivables	--	27,040	--	27,040

Total Current Assets	--	1,354,504	--	1,354,504

Fixed assets - net	--	11,621	--	11,621
Total Assets	$--	$1,366,125	$--	$1,366,125

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$--	$519,303	$--	$519,303
Loans – related party	--	339,349	--	339,349
Director’s current account	--	366,342	--	366,342
Other payable	--	3,293	--	3,293
Accrued expense	--	838	--	838
Income tax	--	35,509	--	35,509
Total current liabilities	--	1,264,634	--	1,264,634

Total liabilities	--	1,264,634	--	1,264,634

Stockholders’ Equity:
Preferred stock, $0.001 par value 10,000,000 shares authorized; none issued	--	--	--	--
Common stock, $0.001 par value; 100,000,000 shares authorized; 10,000,000 shares issued and outstanding (1)	230	1,280	8,490	10,000
Additional paid-in capital	--	--	(8,720)	(8,720)
Accumulated other comprehensive income (loss) (2)	--	(9,630)	--	(9,063)
Retained earnings (2)	(230)	109,274	230	109,274
Total stockholders’ equity	--	101,491	--	101,491
Total liabilities and stockholders’ equity	$--	$1,366,125	$--	$1,366,125

Transaction adjustments:

1.	At date of exchange Sleepaid issued 9,970,000 shares of common stock for all shares of Yugosu for net shares outstanding of 10,000,000.
2.	Adjustment to stockholders’ equity accounts to eliminate accumulated deficit of Sleepaid and to reflect the effects of the recapitalization

82

SLEEPAID HOLDING CO.

UNAUDITED PROFORMA CONSOLIDATED STATEMENT OF OPERATIONS

YUGOSO FOR THE YEAR ENDED DECEMBER 31, 2014 AND

SLEEPAID FOR THE PERIOD FROM DECEMBER 17, 2014 (INCEPTION) THROUGH DECEMBER 31, 2014

	Sleepaid	Yugosu	Pro Forma Adjustments	Pro Forma Combined
Revenue	$–	$3,213,068	$–	$3,213,068
Cost of goods sold	--	(2,369,455)	--	(2,369,455)

General and administrative and selling expenses	230	666,197	–	666,427
Operating income	(230)	177,416	–	177,186

Other expense
Interest income	--	6,608	--	6,608
Interest expense	--	(28,693)	--	(28,693)
Other (expense) income	--	27,720	--	27,720
Other income/expense	--	5,635	–	5,635

Income tax	--	(39,835)	--	(39,835)

Net income	(230)	143,216	--	142,986

Foreign currency translation adjustment	--	2	--	2
Comprehensive income (loss)	$(230)	$143,218	$–	$142,988

Net loss per share, basic and diluted	$(0.00)	$14.32	(14.31)	$0.01

Weighted average number of shares outstanding (1) (2)	230,000	10,000	9,760,000	10,000,000

1.

The weighted average number of ordinary shares is based on each company’s ordinary shares outstanding during the period. The weighted average number of ordinary shares for the consolidated company is based on the shares outstanding in Sleepaid plus the shares that have been issued in the transaction of 9,970,000

2.	The weighted average number of ordinary shares as an adjustment is based on the shares that have been issued in the transaction.

83

SLEEPAID HOLDING CO.

UNAUDITED PROFORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2015

	Sleepaid	Yugosu	Pro Forma Adjustments	Pro Forma Combined
Revenue	$–	$609,788	$–	$609,788
Cost of goods sold	--	(382,780)	--	(382,780)

General and administrative and selling expenses	--	206,576	–	206,576
Operating income (loss)	--	20,432	–	20,432

Other expense
Interest expense	--	(10,770)	--	(10,770)
Other (expense) income	--	62,369	--	62,369
Other income/expense	--	51,599	–	51,599

Income tax	--	(23,872)	--	(23,872)

Net income (loss)	--	48,159	--	48,159

Foreign currency translation adjustment	--	2,162	--	2,162
Comprehensive income (loss)	$--	$50,321	$–	$50,321

Net loss per share, basic and diluted (3)	$(0.00)	$5.03	$(5.03)	$(0.00)

Weighted average number of shares outstanding (1) (2)	230,000	10,000	9,760,000	10,000,000

1.

The weighted average number of ordinary shares is based on each company’s ordinary shares outstanding during the period. The weighted average number of ordinary shares for the consolidated company is based on the shares outstanding in Sleepaid plus the shares that have been issued in the transaction of 9,970,000.

2.	The weighted average number of ordinary shares as an adjustment is based on the shares that have been issued in the transaction.
3.	Net loss per share reflects the combination of shares issued in Sleepaid and the shares issued in the transaction.

84